Exhibit 10.1

LEASE AGREEMENT

by and between

ROCKSIDE-700 LLC

a Maryland limited liability company

and

SUPERNUS PHARMACEUTICALS, INC.

a Delaware corporation

Dated February 27, 2018

SCHEDULE OF EXHIBITS

EXHIBIT A	DESCRIPTION OF PREMISES
EXHIBIT A-1	WORK AGREEMENT
EXHIBIT A-2	BUILDING SHELL DEFINITION-LANDLORD WORK
EXHIBIT B	CONSTRUCTION RULES AND REGULATIONS
EXHIBIT C	BUILDING RULES AND REGULATIONS
EXHIBIT D	COMMENCEMENT DATE CERTIFICATE
EXHIBIT E	HAZARDOUS SUBSTANCES LIST

ii

AGREEMENT OF LEASE

THIS AGREEMENT OF LEASE. (the “Lease”) made effective this 27th day of February, 2018. (the “Effective Date”) by and between ROCKSIDE-700 LLC, a Maryland limited liability company hereinafter referred to as “Landlord”, and SUPERNUS PHARMACEUTICALS, INC., a Delaware corporation, hereinafter referred to as “Tenant”.

WITNESSETII:

Fundamental Lease Provisions

The provisions set forth below represent the agreement of the parties hereto as to certain fundamental lease provisions (“Fundamental Lease Provisions”). The monetary charges payable by Tenant set forth in the Fundamental Lease Provisions shall not be construed to constitute an exhaustive list of all amounts which may become payable under this Lease. The capitalized terms defined below shall have such meanings throughout the Lease.

TERMS		DESCRIPTION/DEFINITION

A.	Landlord:	Rocksidc-700 LLC a Maryland limited liability company

B.	Tenant:	Supernus Pharmaceuticals, Inc., a Delaware corporation

C.	Address for Notices to Landlord:	Rockside-700 LLC c/o Rock Creek Property Group, LLC 1155 Connecticut Avenue, NW Suite 700 Washington, DC 20036

D.	Agent & Agent’s Contact Information	Rock Creek Property Group, LLC Attn: Property Manager 1155 Connecticut Avenue, NW Suite 700 Washington, DC 20036 202-835-1200

E.	Rent Payment Address:

Rockside-700 LLC

c/o Rock Creek Property Group, LLC

1155 Connecticut Avenue, NW

Suite 700

Washington, DC 20036

(make all Rent checks payable to Rockside-700 LLC and mail

to the address in Section E herein)

F.	Address for Notices to Tenant Prior to Lease Commencement Date

Supernus Pharmaceuticals, Inc.

1550 East Gude Drive

Rockville, MD 20850

With a copy of notices of default to:

Saul Ewing Arnstein & Lehr, LLP

1919 Pennsylvania Avenue, NW

Suite 550

Washington, DC 20006

Attention: Mark I. Gruhin, Esq.

G.	Address for Notices to Tenant After Lease Commencement Date

Supernus Pharmaceuticals, Inc.

700 Quince Orchard Road

Gaithersburg, MD 20878

Attention: Frank Mottola

With a copy of notices of default to:

Saul Ewing Arnstein & Lehr, LLP

1919 Pennsylvania Avenue, NW

Suite 550

Washington, DC 20006

Attention: Mark I. Gruhin, Esq.

H.	Building:	The building located at 700 Quince Orchard Road, Gaithersburg, Maryland 20878

I.	Premises:

The area comprised of that portion of the lobby level as depicted on Exhibit “A” together with the entire second and third floors of the Building containing approximately 118,834 square feet of rentable area. The foregoing measurement is subject to confirmation by Landlord’s and Tenant’s architects as more fully set forth in Section 1.01 of the Lease.

J.	Lease Term:

	Lease Term:	The approximate 166 month period commencing on the Lease Commencement Date through the Lease Expiration Date.

	Lease Commencement Date:	July 10, 2019.

	Lease Expiration Date:	April 30, 2033.

	Base Rent Commencement Date:	May 1, 2020.

	Options to Renew:	Two (2) consecutive options to renew each for a period of five additional Lease Years as set forth in more detail in Section 28 hereinbelow.

K.	Base Rent:	Triple Net Base Rent for the initial Lease Term (based upon an automatic increase of 2% on each anniversary of the Lease Commencement Date throughout the initial Lease Term) is as follows:

		Lease Year		Monthly Base Rent	Yearly Base Rent
		1*	$17.25	$170,823.88	$2,049,886.50
		2	$17.60	$174,240.35	$2,090,884.23
		3	$17.95	$177,725.16	$2,132,701.91
		4	$18.31	$181,279.66	$2,175,355.95
		5	$18.67	$184,905.26	$2,218,863.07
		6	$19.05	$188,603.36	$2,263,240.33
		7	$19.43	$192,375.43	$2,308,505.14
		8	$19.81	$196,222.94	$2,354,675.24
		9	$20.21	$200,147.40	$2,401,768.75
		10	$20.62	$204,150,34	$2,449,804.12
		11	$21.03	$208,233.35	$2,498,800.21

		12	$21.45	$212,398.02	$2,548,776.21
		13	$21.88	$216,645.98	$2,599,751.73
		14**	$22.31	$220,978.90	$2,651,746.77

* Provided Tenant accepts occupancy of the Premises and commences business operations therein, Landlord shall abate the Annual Base Rent during the period commencing on the Lease Commencement Date through April 30, 2020.

** Partial Lease Year

L.	Security Deposit:	$ 170,823.88

M.	Additional Rent: Tenant’s Pro Rata Share:	100%

N.	Allowance/Buildout:	See Section 2.04

O.	Permitted Use:	Office, research, pilot-scale manufacturing and as ancillary thereto, lab facilities and any other legal permitted use.

P.	Brokers: Tenant:	Scheer Partners, Inc.

	Landlord:	Edge Commercial

Q.	Parking:	No less than 300 parking spaces.

Section 1.                   Leased Premises.

1.01                        Lease of Premises. In consideration of the Rent hereinafter reserved and of the covenants hereinafter contained, Landlord does hereby lease to Tenant, and Tenant hereby leases from Landlord, the Premises. The Building and the real property on which it is situated and any other improvements thereon including without limitation the parking area and loading dock are sometimes hereinafter collectively referred to as the “Property.” The term real property shall be deemed to include the site upon which the Building is constructed (which site is sometimes referred to herein as the “Land”), and the Building shall include the roof of the Building and any physical extensions therefrom, any driveways, sidewalks, landscaping and parking facilities in the Building or on the Land, and all other areas, facilities, improvements and appurtenances relating to any of the foregoing.

1.02                        Measurements. The exact number of rentable square feet (the “Rentable Area”) of the Premises has been computed by Landlord’s architect in accordance with the “BOMA Measure” (as hereafter defined) and is hereby stipulated by Landlord and Tenant as the Rentable Area of the Premises for all purposes of this Lease. The BOMA Measure shall refer to the Building Owners and Managers Association International Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1-2010 (BOMA).

Section 2.                   Term; Possession.

2.01                        Commencement of Term. The term of this Lease (the “Lease Term”) shall commence on the Lease Commencement Date, and shall terminate at 12:00 o’clock, midnight, on the Lease Expiration Date. The Lease Term shall also include any properly exercised renewal or extension of the initial Lease Term or subsequent renewal or extension thereof, if any. Notwithstanding the foregoing, all of the provisions of this Lease shall be in full force and effect from and after the Execution Date. The term “Lease Year” shall refer to each consecutive twelve (12) month period elapsing from and after Lease Commencement Date, provided however, if the Lease Commencement Date is other than the first day of a calendar month, the term Lease Year shall refer to each consecutive twelve (12) month period elapsing from and after the first day of the first calendar month following the Lease Commencement

Date; provided that in any event, the first Lease Year shall commence on the Lease Commencement Date. By way of example assuming a July 10, 2019 Lease Commencement Date, the first Lease Year shall commence on July 10, 2019 and expire on July 31, 2020 and each successive Lease Year shall commence on August 1.

2.02                        Delay of Delivery. It is anticipated that delivery of possession of the Premises shall occur no later than April 12, 2019 (the “Initial Outside Date”) in order to enable Tenant to commence construction of the Tenant Improvements. The date the Premises are delivered to Tenant is herein referred to as the “Delivery Date”. Should the Delivery Date not occur by the Initial Outside Date, then and in such event, provided the cause of such delay was due to matters within Landlord’s control and not by reason of any act or omission of Tenant (including, without limitation any failure to provide Landlord with required information or respond within the requisite time period to Landlord) or any agent, employee or contractor of Tenant (collective a “Tenant Caused Delay”), and further provided that had the Delivery Date occurred by the Initial Outside Date Tenant would have been able to commence performance of the Tenant Work, then and in such event as Tenant’s sole and exclusive remedy arising therefrom, the Rent Commencement Date under this Lease shall be postponed by 2-days for each day of delay of the Delivery Date from and after the Initial Outside Date. Tenant will execute the Commencement Date Certificate attached to this Lease as Exhibit “D” within five (5) days of Landlord’s request therefor. Failure to execute said Commencement Date Certificate shall not affect the commencement or expiration of the Lease Term or the commencement of Rent.

Notwithstanding any provision herein to the contrary, as its sole and exclusive remedy arising therefrom, if by September 30, 2018 (the “Required Approval Date”) the Landlord fails to obtain any required site plan amendment necessary to gain approvals for the exterior building envelope and facade and if necessary, the first floor garage renovations or additional garage space (the “Requisite Approval”) then Tenant shall have the right to terminate this Lease by written notice to Landlord, which written notice shall be given by Tenant, if at all, not later than the thirtieth (30th) day following the Required Approval Date and which notice shall be effective in the absence of Landlord obtaining the Requisite Approval within thirty (30) business days following receipt of such written notice. Notwithstanding anything contained hereinabove to the contrary, on or before the Required Approval Date, Landlord must show Tenant that 300 parking spaces available to “tenant for its use has been approved by the City of Gaithersburg.

In addition, in the event that the Delivery Date has not occurred on or prior to July 31st, 2019 (the “Final Outside Date”), for reasons other than any delay caused by Tenant or any agent, employee or contractor of Tenant, or by reason of an event of force majeure (recognizing that for purposes hereof a delay in issuance of a permit or any other material government approval shall not constitute an event of force majeure) then and in such event, Tenant shall be entitled to terminate this Lease by written notice to Landlord within thirty (30) days following such Final Outside Date; provided; however that such termination shall not be effective in the event Tenant in cooperation with Landlord is able prior to the Final Outside Date to obtain an extension of the current expiration date of 4/2020 on Tenant’s existing Lease in which event the Final Outside Date shall be extended for the period of the extension. Any costs, including but not limited to any increased rent as rent is defined therein, as a result of the extension over and above the remedy in Section 2.02 shall be paid by Landlord.

2.03                        Pre-Term Access. Provided Tenant coordinates with Landlord and does not interfere or delay performance of the Landlord Work or the Delivery Date, Tenant and its project/construction manager, general contractor, consultants, subcontractors, and vendors (collectively the “Tenant’s Representatives”) shall be afforded reasonable access to the Property following execution of this Lease, to design and engineer the Tenant Work. Following approval by Landlord of the plans and specifications for the Tenant Work, and provided Tenant coordinates with Landlord and does not interfere or delay performance of the Landlord Work or the Delivery Date, Tenant shall be entitled to commence performance of the Tenant Work (and when appropriate, installation of Tenant’s equipment, furniture, telephone equipment, cabling and wiring) in conjunction with the performance of the Landlord Work. All such entries by Tenant and the Tenant Representatives shall be subject to all of the terms of this Lease.

2.04                        Allowance. In connection with Tenant’s leasing of the Premises and the initial renovation thereof, Landlord shall provide to Tenant a tenant. improvement allowance not to exceed Eight Million Nine Hundred Twelve Thousand Five Hundred Fifty and zero/100 Dollars ($8,912,550) (i.e., $75.00 per rentable square foot of the

Premises) (the “Allowance for (a) tenant improvements performed in or to the Premises by Tenant following the date of this Lease, inclusive of all costs for plans and specifications therefor, and all costs incurred to design, engineer, construct and install the same (the “Hard Costs”), and (b) Landlord’s construction oversight, Tenant’s Project Management, permit costs, and related telephone and computer cabling and wiring costs (the “Soft Costs”) (such work and tenant improvements being hereinafter collectively referred to as the “Tenant Work”). Tenant shall, in connection with its performance of the Tenant Work, be solely responsible to obtain a certificate of occupancy or non-residential use permit for the Premises. The Tenant Work shall be deemed an Alteration for all purposes hereunder and shall be performed in accordance with Exhibit A-I attached hereto. Subject to Landlord’s prior written approval thereto, which shall not be unreasonably withheld, delayed or conditioned, Tenant shall have the right to hire its own architect, project manager, and contractor(s) for the design, engineering, and construction of the Tenant Improvements, although it is the preference of the Landlord and more efficient overall, to use one General Contractor for all of the construction work at the Building.

Tenant shall pay to Landlord (or, at Landlord’s election, to its construction contract manager), a construction contract oversight fee equal to one percent (1%) of the Allowance (such fee not to exceed $.75 per rentable square foot of the Premises) advanced, which shall be paid to Landlord from the Allowance. Tenant shall promptly submit to Landlord (but no more frequently than monthly), (1) invoices for all Hard Costs and Soft Costs incurred by Tenant in performing the Tenant Work, together with a signed architect’s certificate of substantial completion of work performed in connection therewith, (2) signed waivers and releases of mechanic’s liens executed by all the general contractor contractors, subcontractors and suppliers performing the Tenant Work or providing materials in connection therewith conditioned only upon payment (as to funds being requested), and (3) such other information or documentation as Landlord or its lender may reasonably request or require, such as an estoppel certificate, or upon substantial completion of the Tenant Work, an occupancy permit and/or architect’s final certificate of substantial completion (and architect’s confirmation of completion in compliance with approved plans).

Landlord shall, directly pay Tenant’s contractors, including general contractor, architect, engineer, project manager, owner’s suppliers, vendors, and consultants for appropriate amounts requested by the invoices, within forty-five (45) days of receipt of a request from Tenant. In addition to the foregoing, Tenant shall provide Landlord with final lien waivers from the general contractor, conditioned upon payment, subcontractors and suppliers as a condition of the final payment of amounts owed for the Tenant Work. In no event, however, shall Landlord be obligated to reimburse or credit Tenant for any amount if it individually or in the aggregate exceeds the total amount of the Allowance. Notwithstanding the foregoing, Landlord shall have no obligation to reimburse Tenant or to credit any portion of the Allowance under this Section for Hard Costs or Soft Costs if Tenant fails to comply with the terms and conditions of this Section, or if Tenant is in default of this Lease beyond applicable notice and cure periods at the time Tenant makes a request for payment or reimbursement. Tenant shall submit to Landlord all invoices and requests for reimbursement or payment of all Hard Costs and Soft Costs no later than the twelve (12) months following the Lease Commencement Date (such day being hereinafter referred to as the “Invoice Submission Deadline”); and Landlord shall have no obligation to reimburse Tenant or pay any amounts for any invoices submitted after such Invoice Submission Deadline, time being of the essence thereto. Any unapplied or unused portion of the Allowance shall be deemed forfeited by Tenant and retained by Landlord; with the exception that up to $10.00 per rentable square foot of the Premises may be converted from the Allowance, if Tenant shall fail to use all of the Allowance, and not be in default under this Lease, towards the payment of Base Rent provided Tenant notifies Landlord in writing of such conversion no later than twelve (12) months following the Lease Commencement Date.

Section 3.                   Rent.

3.01                        Base Rent. Tenant hereby covenants and agrees to pay, commencing on the Base Rent Commencement Date, a basic annual rent (“Base Rent”) set forth in the Fundamental Lease Provisions, payable on demand without deduction, set off, demand or counterclaim in equal monthly installments, in advance, on the first day of each month during the Lease Term. This Lease is a triple net Lease; accordingly, the Base Rent does not include charges for utilities, janitorial services, trash and medical waste removal and other operating expenses, which, unless otherwise provided in this Lease (e.g. in Section 6.03) shall be paid directly by Tenant, recognizing that Insurance Costs and Real Estate Taxes, shall be paid by the Landlord and reimbursed by Tenant in accordance with this Lease.

3.02                        Late Fees and Interest. Any installments of Rent (as hereinafter defined) which are not paid within five (5) business days after the due date shall be subject each month to a late charge equal to five percent (5%) of the amount due, which shall be payable as Additional Rent. Any installment of Rent not paid within fifteen (15) business days from the date due, in addition to the aforesaid late charge, shall accrue interest at seven percent (7%) per annum (or the highest legal rate, if lower) until paid in full, which interest shall be deemed Additional Rent hereunder. Notwithstanding the foregoing, provided Landlord receives the late payment within three (3) business days following the date of Landlord’s notice to Tenant that Landlord did not receive such payment when due hereunder, Landlord agrees to waive the late charge and interest on such late payment up to one (1) time in any 12-month period, but not more than three (3) times during the Lease Term.

3.03                        Rent; Manner of Payment. The term “Rent” as used herein, includes, without limitation, (a) Base Rent (b) Real Estate Tax Pass-Throughs, (c) Insurance Cost Pass-Throughs, and (d) all other amounts payable by Tenant to Landlord (whether or not the same are specifically referred to herein as Additional Rent). Tenant hereby covenants and agrees to pay all Additional Rent commencing on the Lease Commencement Date. If the Base Rent Commencement Date is a day other than the first day of a month, Base Rent from such date until the first day of the next succeeding month shall be prorated on the basis of the actual number of days in each such month and shall be payable in advance. All payments of Rent shall be made without demand, deduction, offset or counterclaim in cash or by check, auto deposit, or if requested by Landlord in writing in its sole discretion, by ACH or wire transfer payable to Landlord c/o Agent, and delivered to the Rent Payment Address set forth in the Fundamental Lease Provisions above or in accordance with ACH or wiring instructions to be provided by Landlord or to such other person and place as may be designated from time to time by written notice from Landlord to Tenant. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check for payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease. The acceptance by Landlord of any Rent on a date after the due date of such payment shall not be construed to be a waiver of Landlord’s right to declare a default for any other late payment. Tenant’s covenant to pay Rent shall be independent of every other covenant set forth in this Lease. Tenant’s obligation to pay Rent accruing during the Lease Term shall survive the expiration of this Lease. Tenant shall not have the right to set off or deduct any amount allegedly owed to Tenant pursuant to any claim against Landlord from any rent or other sum payable to Landlord. Tenant’s sole remedy for recovering upon such claim shall be to institute an independent action against Landlord, which action shall not be consolidated with any action of Landlord; provided, however, that the foregoing shall not prohibit Tenant from asserting a compulsory counterclaim in any proceeding instituted by Landlord against the Tenant that is required to be brought by applicable statute.

3.04                        Security Deposit and First Month’s Rent. Upon execution of this Lease, Tenant shall deposit with Landlord the Security Deposit defined in the Fundamental Lease Provisions, and shall also deposit the first (1st) month of Base Rent, the latter to be applied to the first full month of Base Rent due hereunder. If Tenant defaults with respect to any provision of this Lease, including but not limited to the provisions relating to the payment of Base Rent or Additional Rent, Landlord may use, apply or retain all or any part of the Security Deposit for the payment of any Rent, or any other sum in default, or for the payment of any other amount Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage Landlord may suffer by reason of Tenant’s default and Tenant shall replenish the Security Deposit upon request.

3.05                        Rent Tax. Tenant shall be solely responsible for the payment of any rental, sales or use tax or other similar tax against the rentals payable hereunder, in the event such a tax shall be enacted subsequent to the date of this Lease. Any such payments shall be paid concurrently with the payments of the Rent on which the tax is based.

3.06                        Additional Rent for Real Estate Taxes and Insurance Costs.

3.06.1                                      Tenant’s Obligation. Tenant covenants and agrees to pay, as Additional Rent to Landlord, an amount (“Real Estate Tax Pass-Throughs”) which is the product of (1) the amount of Real Estate

Taxes, multiplied by (2) Tenant’s Pro Rata Share set forth in the Fundamental Lease Provisions. In addition, Tenant covenants and agrees to pay, as Additional Rent to Landlord, an amount (“Insurance Cost Pass-Throughs”) which is the product of (1) the amount of Insurance Costs, multiplied by (2) Tenant’s Pro Rata Share set forth in the Fundamental Lease Provision

3.06.2                                      “Real Estate Taxes” shall mean all taxes, rates and assessments, general and special and including also any increases in tax rate and/or in assessed valuation, which are now or at any time(s) hereafter levied, assessed or imposed with respect to the Property, and including also without limitation real estate taxes, personal property taxes applicable to the personal property in or upon the Property and assessments with respect thereto of any and every kind and nature whatsoever (except any and all unincorporated and other business license and/or franchise taxes and business taxes calculated on Landlord’s net income), any vault space rental charges and any taxes, assessments or other levies which may at any time be imposed and/or collected in respect of the Property or any part thereof by any federal, state, county, municipal, quasi-governmental or corporate entity to fund or finance any bus, subway or other public transportation facilities operating in the metropolitan area of the District of Columbia, and including also any tax, assessment or other charges in the nature of a sales, use or other tax upon Landlord, the Premises, the Building, the Property and/or the rents payable hereunder (except net income taxes, estate or inheritance taxes of Landlord). Real Estate Taxes shall also include all amounts paid by or on behalf of Landlord in respect of the Property or any part thereof for any stadium or arena tax or charge by any governmental or quasi-governmental authority or to any business improvement district by Landlord. In addition, the term Real Estate Taxes includes all reasonable costs and expenses incurred by Landlord in reviewing, contesting or appealing, or otherwise obtaining or attempting to obtain a reduction or refund of any Real Estate Taxes, and/or to sustain a challenge or other protest by any citizens’ group or other body against an assessment determination, including, without limitation, reasonable attorneys’ fees and expenses. Tenant shall have the right to request Landlord to initiate and prosecute a proceeding to contest or reduce Real Estate Taxes; provided, however, that Landlord may, upon the advice of counsel, decline to prosecute a proceeding to contest or reduce Real Estate Taxes if Landlord’s counsel concludes that the same would not result in a material reduction in Real Estate Taxes. If the system of real estate taxation shall be altered or varied and any new tax or levy shall be levied or imposed on the Property or any part thereof, or any new tax or levy shall be levied or imposed on Landlord in substitution for, real estate taxes and/or personal property taxes presently levied or imposed on immovables in Montgomery County, Maryland and/or the City of Gaithersburg, and including also without limitation any taxes on rents, then any such new tax or levy shall be included within the term Real Estate Taxes. Real Estate Taxes shall not include any interest charges or penalties incurred as a result of Landlord’s failure to timely pay Real Estate Taxes; provided, however, that if the taxing authority permits a taxpayer to elect to pay in installments, then, for purposes of determining the amount of Real Estate Taxes, Landlord shall be deemed to have paid such Real Estate Taxes in the maximum number of permitted installments and all interest charges resulting therefrom shall be deemed Real Estate Taxes. Notwithstanding the foregoing, Real Estate Taxes shall not include any impact fees or any costs incurred by Landlord in order to satisfy any proffers made by Landlord with respect to the Property either at or beyond the Property. Landlord and Tenant acknowledge that the Tenant may receive tax incentives from the State of Maryland, Montgomery County and/or the City of Gaithersburg. It is agreed that during the Term of this Lease that any such incentives received as a result of the Tenant locating in the Premises shall accrue to the benefit of and shall be owned by the Tenant. Consequently, to the extent such incentives reduce any Real Estate Taxes incurred by Landlord directly, Landlord shall take into consideration such reduction and Tenant shall directly benefit dollar for dollar in said reduction in its determination of the Real Estate Taxes payable by Tenant under this Lease. Alternatively, any such incentives paid directly to Tenant shall remain Tenant’s property and in such event, the incentives shall be disregarded by Landlord in its determination of the Real Estate Taxes payable by Tenant under this Lease.

3.06.3                                      Method of Payment. Within a reasonable time period following the end of any calendar year, Landlord shall furnish to Tenant a statement of Landlord’s estimate of the Real Estate Tax Pass-Throughs for the current calendar year. Such statement shall show the amount of Real Estate Tax Pass-Throughs payable by Tenant for such year on the basis of Landlord’s estimate. Commencing on the first day of the Lease Term and continuing on each monthly rent payment date thereafter until further adjustment pursuant to this Section, Tenant shall pay to Landlord one-twelfth (1/12) of the amount of said estimated Real Estate Tax Pass-Throughs. Within ninety (90) days after the expiration of each calendar year (“Expired Year”) during the Lease Term, or as soon as is reasonably practical thereafter following receipt by Landlord of the bills for such Real Estate Taxes and/or final resolution of any tax contest or protest by Landlord, Landlord shall furnish to Tenant a statement (the “Tax Statement”) showing the actual Real Estate Taxes for the Expired Year. The Tax Statement shall be conclusive and binding on Tenant. In case of an underpayment, Tenant shall, within fifteen (15) days after the receipt of such statement, pay to Landlord an amount equal to such underpayment. In case of an overpayment, Landlord shall credit the next monthly rental payment by Tenant with an amount equal to such overpayment after consideration of any other amounts then payable to Landlord hereunder. Additionally, if this Lease shall have expired, Landlord shall apply such excess against any sums due from Tenant to Landlord and shall refund any remainder to Tenant within one hundred and twenty (120) days after the expiration of the Lease Term, or as soon thereafter as possible.

3.06.4                                      Insurance Cost Passthroughs. Tenant covenants and agrees to pay as Additional Rent during the Term, including any renewal or extension terms thereof, all costs incurred by Landlord in connection with the insurance pertaining to the Property, including without limitation property and general liability coverage and rent loss insurance maintained by Landlord. All such additional rent charges shall be pro-rated to reflect the costs attributable to the Lease Term. All amounts billed to Tenant by Landlord as additional rent for insurance (the “Insurance Costs”) pursuant to this Section shall be due and payable within thirty (30) days after billing (accompanied with copies of the insurance company’s invoice(s) (and/or allocation with respect to any umbrella policy). Landlord shall be entitled to reasonably estimate from time to time during the Lease Term the liability of Tenant hereunder for such Insurance Cost Passthroughs and in such event Tenant shall pay concurrently with each monthly installment of Rent due hereunder one-twelfth (1/12th) of the amount so estimated by Landlord. Within ninety (90) days following the expiration of any calendar year in which Tenant paid monthly estimates, Landlord shall render to Tenant a computation showing Tenant’s liability under this Section for such calendar year. In the event the foregoing computation reveals that the estimated payments paid by Tenant during the preceding calendar year were less than the amount of Tenant’s liability for Insurance Cost Passthroughs hereunder, Tenant shall within ten (10) days’ pay any amounts due. In the event the computation shall disclose that Tenant paid more than its liability hereunder, Tenant shall receive credit therefor against the next installment(s) of Insurance Cost Passthroughs then due, provided that if the Lease Term shall have expired, Tenant shall in such event receive a refund for the excess amount paid by Tenant along with such computation.

3.06.5                                      Net Lease. With the exception of the costs required to be borne by Landlord under any express provision of this Lease, including, without limitation, Section 6.02 below and/or the provision of the Landlord Work and the Landlord’s Maintenance and Replacement Obligations required to be borne by Landlord under Section 6.02 below, Tenant shall be required to bear all costs and charges incurred in order to provide all maintenance, replacements and repairs to or at the Property. If Landlord shall incur any charge or expense on behalf of Tenant under the terms of this Lease, such charge or expense shall be considered as Additional Rent hereunder, and shall be repaid to Landlord within ten (10) days after demand therefor. The provisions of this Section shall be in addition to and not in limitation of any other rights and remedies which Landlord may have and in the event Tenant shall fail to pay any sums required under this Lease when due, such non-payment shall entitle Landlord to all remedies available to it under applicable law.

3.06.6                                      Survival of Obligations. Tenant’s obligation to pay Real Estate Tax Pass-Throughs and Insurance Cost Pass-Throughs shall survive the expiration or other termination of this Lease with respect to any period during the Lease Term hereof and with respect to any holdover period of occupancy following the expiration of the Lease Term.

Section 4.                   Utilities.

4.01                        Utility Charges. Tenant shall pay, when due, all charges for water, sewer, electricity, gas, telephone service and other utilities supplied to the Property, including, without limitation all exterior areas of the Building, including but not limited to any tap fees or other similar exactions (“Utility Charges”). Tenant shall make arrangements separately with the utility companies serving the Property for the provision of telephone/data, electricity and all other utilities, and, if Tenant chooses, with a provider of alarm and security system services for the provision of such services. To the extent available, Tenant shall arrange for all such Utility Charges to be invoiced directly to the Tenant. If any such utilities are not separately metered or assessed, then in addition to Tenant’s payment of separately metered charges, Tenant shall pay Landlord Tenant’s charges for non-separately metered utilities to the extent billed to and paid by Landlord.

4.02                        Submeters. In the event Tenant is required to install sub meters for a utility service, then Tenant shall pay to Landlord the sub metered Utility Charges, plus service fees for the reading of Tenant’s sub meter by an outside third party at a rate competitive to that charged by third parties providing such service, on the first day of each calendar month provided such Utility Charges shall not exceed the rates Tenant would be charged if billed directly for the same services by the utility company.

4.03                        Limitation of Liability. Unless due to Landlord’s gross negligence Landlord will not be in default under this Lease or be liable to Tenant or any other person for direct or consequential damage, or otherwise, for either the failure to supply, or, the sufficiency of (if required or supplied) any heat, air-conditioning, ventilation, elevator, cleaning, lighting or security service; for surges or interruptions of electricity; or for other services Landlord has agreed to supply during any period when Landlord uses reasonable diligence to supply or restore such services, nor shall any such failure to supply constitute a constructive eviction of Tenant. Landlord will use reasonable efforts to remedy any interruption in the furnishing of those services required of Landlord hereunder. Landlord reserves the right to temporarily discontinue such services at such times as may be necessary by reason of accident; strikes; lockouts; riots; acts of God; governmental preemption in connection with a national or local emergency; any rule, order or regulation of any governmental agency; conditions of supply and demand that make any product unavailable; Landlord’s compliance with any mandatory governmental energy conservation or environmental protection program; or Landlord’s compliance with any voluntary governmental energy conservation program at the request of or with consent or acquiescence of Tenant. Notwithstanding any provision contained herein, in no event shall Landlord be liable to Tenant for any consequential or incidental damages, nor for any claim for loss of business.

Section 5.                   Improvements.

5.01                        Landlord’s Work.  Landlord shall be required to perform the items described on Exhibit A-2 (“Landlord’s Work”) in a good and workmanlike manner and in accordance with applicable Laws as soon as practicable following execution of this Lease recognizing that portions thereof may be completed following the Delivery Date and that such portions may be completed while Tenant is performing the Tenant’s Work. Landlord reserves the right to amend, eliminate or add design elements and/or re-engineer or re-design any element(s) of the Landlord Work as the project progresses and becomes more defined recognizing that absent Tenant’s express prior written approval, no such change shall result in a lesser grade or quality as to what was previously designated or approved by Tenant. Tenant shall have a period of three hundred sixty (360) days following the date the temporary or final certificate of occupancy shall be issued to Tenant for its initial occupancy for at least 30% of the Building, to reasonably identify any latent defects in the systems or equipment serving the Building that have been provided by Landlord as part of the Landlord Work included, but not limited to, the elevators, electrical, mechanical and plumbing systems. Landlord agrees to promptly repair or replace as necessary any of such latent defects identified to Landlord within such time period.

Tenant has advised Landlord of Tenant’s desire to modify the penthouse area of the Building and possibly construct a pilot lab therein. Subject to Tenant’s compliance with applicable Laws and Landlord’s prior approval of the plans and specifications and the contractor performing the same, Tenant shall be entitled to convert all or any portion of the penthouse area for any one or more such purposes at Tenant’s sole cost and expense. For the avoidance of doubt, any consequences resulting from, including, without limitation. any changes to permits or plans and/or any additional or revised code compliance matters, together with any costs or expenses incurred by Landlord, arising in connection with the conversion of all or any portion of the penthouse area of the Building desired by Tenant or installation of any pilot lab at the Premises, will be at Tenant’s sole cost and expense (subject to application of the Allowance) and reimbursable to Landlord within 15-days after billing by Landlord to Tenant, and any delay in the Delivery Date by reason thereof shall be disregarded under this Lease. Landlord’s Work at the penthouse area shall be expressly confined solely to the demolition of the presently existing HVAC system therein irrespective of any modification of the Building.

Section 6.                   Tenant’s Maintenance, Operations and Upkeep of Premises.

6.01                        Tenant’s Obligations. Tenant shall, at its own cost and expense, keep the Property and the fixtures, equipment, and Tenant’s Property (defined below) therein in first-class, clean and safe condition and in good order and repair consistent with the operation of first-class buildings in the jurisdiction in which the Property is located. In connection therewith, Tenant shall be responsible, at its sole cost and expense, to perform all operation, maintenance and servicing to the Property, including but not limited to the plumbing, mechanical (including, without limitation, any HVAC system serving the Property), roof and roof membrane, electrical and fire and life safety systems serving the Property, except to the extent a Landlord Maintenance and Replacement Obligations in Section 6.02 below. Tenant shall also be responsible for maintenance and repair of the facade envelope, exterior doors, glass, windows, framing and related elements so as to assure Tenant’s compliance with its obligations under this Section 6.01. With the exception of the costs required to be borne by Landlord under any express provision of this Lease, Landlord shall have absolutely no property management, maintenance, repair or replacement obligations with respect to the Property and Tenant alone shall be responsible for the performance, cost and expense of same. Tenant will, at the expiration or other termination of the Term hereof, surrender and deliver up the same broom clean and in good order and condition with all alterations required to be removed hereunder removed, ordinary wear and tear, condemnation damage and casualty excepted. Tenant shall, at its own expense (i) maintain, clean and wash, on an “as needed” basis, all door, window and plate glass in and about the Property and replace same promptly when damaged or broken, and (ii) maintain exterior signs and lighting permitted pursuant to, and in accordance with, the terms of this Lease. The selection of any contractor performing Tenant’s maintenance or repairs, shall be subject to Landlord’s prior review and written consent, which shall not be unreasonably withheld. Unless the responsibility of Landlord as a Landlord Maintenance and Replacement Obligations below in Section 6.02, all references to “repair” in this Section 6.01 shall include replacement in all instances. For purposes hereof, the façade envelope shall include without limitation, the exterior masonry, exterior fenestration (such as 1st floor, 2nd floor and 3rd floor windows), entry storefront systems (new main entrance and 2nd floor side entrance), main roof, tower roof and penthouse roof, penthouse masonry exterior, all exterior doors, loading dock canopy roof, awnings, building signage, and the second floor entrance deck to the second floor of the Building.

6.02                        Landlord’s Maintenance and Replacement Obligations. Landlord shall be responsible for (a) maintaining and repairing or if necessary, replacing, in a sound and waterproof condition the structural components of the Property, comprised of the foundation, floor slabs, exterior walls and frames, but expressly excluding the repair and maintenance (as opposed to replacement which shall remain Landlord’s responsibility unless otherwise expressly set forth below) of the roof and roof membrane, facade envelope and windows and related components (b) the replacement of the roads and parking surfaces within the Property (to the extent owned by Landlord), (c) the initial replacement of the exterior windows of the Building and further replacement should the seals or installation fail and replacement shall be required and (d) the replacement of the elevators (the foregoing obligations of Landlord being the “Landlord’s Maintenance and Replacement Obligations”). Tenant shall be responsible for notifying Landlord of the need for the performance of any element of the Landlord’s Maintenance and Replacement Obligations. Landlord shall have the right at any time to hire a maintenance contractor selected by Landlord to perform any of the Landlord’s Maintenance and Replacement Obligations. In view of Tenant’s obligations under Section 6.01 above, Landlord shall have no other maintenance obligations under this Lease. Unless otherwise expressly provided below, the costs incurred by Landlord under this Section 6.02 shall be at Landlord’s cost and expense. Notwithstanding the foregoing, any of the costs incurred by Landlord to perform or provide any of Landlord’s Maintenance and Replacement Obligations arising by reason of any act, omission, negligence or misuse of same by Tenant, its agents, contractors, employees, invitees or any other party claiming by, through or under Tenant shall be borne by Tenant and not Landlord. Any costs required under this Section 6.02 to be borne by Tenant shall be paid to Landlord within fifteen (15) days after Landlord’s billing of same, which billing shall include a copy of the invoice evidencing the costs incurred by Landlord.

6.03                        Tenant’s Management Rights. Subject to the provisions of this Section 6.03, Tenant shall provide at Tenant’s sole cost and expense its own property management services for the Property and Premises directly. Tenant shall implement a professional property management plan including, but not limited to, enacting a preventive maintenance plan and acquisition/oversight of service contracts for the elevator and all mechanical, electrical, plumbing and other systems serving the Property (collectively the “Management Plan”). Tenant shall provide a copy of the Management Plan to Landlord for its approval within thirty (30) days following the Lease Commencement Date and periodically thereafter upon request, but not less than once per annum. It is expressly agreed that any third-party management company engaged by Tenant to provide management services for the Property shall remain subject to Landlord’s prior written approval, in Landlord’s reasonable discretion, with the express understanding and agreement that any management services provided by or on behalf of Tenant hereunder (whether Tenant elects to self-manage or engage a third-party) shall be performed by qualified personnel and shall assure that the Property is managed and maintained in a Class A manner. Landlord reserves the right to require that Tenant either suspend its self-management or if applicable, replace any such management company engaged by Tenant if in Landlord’s reasonable determination either Tenant or such company shall fail to maintain the Property in the requisite manner after notice and expiration of a reasonable cure period; provided, however that if Tenant or such management company shall continue to fail in any material manner as reasonably determined by Landlord to provide such services more than two (2) times in any 12-month period, Landlord reserves the right by notice to Tenant (without any additional cure period) to terminate Tenant’s self-management rights and in such event Landlord shall designate its management company to provide the management services hereunder. In such event Tenant shall no longer be entitled to manage or designate the management company hereunder. Should Landlord exercise its rights under this Section 6.03, Tenant shall be required to pay Landlord all costs incurred by Landlord in connection with the operation, maintenance and servicing and repairs to the Property shall include, without limitation, all cost and expense related to employees’ wages, salaries, welfare and pension benefits and other fringe benefits; payroll taxes; telephone service; painting; exterminating service; detection and security services; concierge services; sewer rents and charges; liability, rent, workmen’s compensation, sprinkler, water damage and other insurance; repairs and maintenance; building supplies; uniforms and dry cleaning; snow removal; the cost of obtaining and providing electricity, water and other public utilities to all areas of the Building; trash and hazardous and medical waste removal; janitorial and cleaning supplies and services; window cleaning; service contracts for the maintenance of elevators, boilers, HVAC and other mechanical, plumbing and electrical equipment; fees for all licenses and permits required for the operation of the Property; business license fees and taxes; sales and use taxes payable in connection with tangible personal property and services purchased for the management, operation, maintenance, repair, cleaning, safety and administration of the Property; and landscaping maintenance and the purchase and replacement of landscaping services, plants and shrubbery. All such payments required hereunder of Tenant shall be due Landlord within fifteen (15) days after Landlord’s billing of same, which billing shall include a copy of the invoice evidencing the costs incurred by Landlord.

Section 7.                   Use of Premises.

7.01                        Permitted Use. Tenant covenants to use the Premises only for the Permitted Use defined in the Fundamental Lease Provisions and for no other purpose. Tenant’s use shall remain subject to and in accordance with all applicable zoning and other governmental regulations, restrictions, prohibitions and limitations affecting the Property. In no event shall the Property be used for any residential use whatsoever. Tenant, at its cost and expense, will observe and comply promptly with all present and future laws, and the regulations promulgated thereunder, as the same may be amended from time to time), ordinances (including without limitation, zoning ordinances and land use requirements), regulations, orders and recommendations (including, without limitation, those made by any public or private agency having authority over insurance rates), requirements, statutes, codes, by-laws and court decisions of the jurisdiction in which the Building is located or the federal government (collectively, “Laws”) concerning the use, occupancy and condition of the Premises and all machinery, equipment, furnishings, fixtures and improvements (including the suite entry doors) therein, all of which shall be complied with in a timely manner at Tenant’s sole expense. All property of any kind which may be located upon the Property or within the Premises shall be at the sole risk of Tenant or those claiming through or under Tenant. Tenant is solely responsible for obtaining all necessary zoning approvals, including obtaining a certificate of occupancy in accordance with the applicable Zoning Regulations including without limitation any required discretionary zoning approvals, in respect to its TIA Build out. Landlord makes no representations or warranties that Tenant’s intended use at the Property is or will be in compliance with applicable zoning regulations or laws with the exception that the Property is zoned as of the date of this Lease as MXD (Mixed Use Development) within the City of Gaithersburg, Maryland which allows for various types of housing and office occupancies, including research, pilot-scale manufacturing and lab facilities. Any failure by Tenant to comply with applicable Law shall not be cause for Tenant to terminate this Lease or cease paying Rent due to Landlord hereunder.

7.02                        Lawful Use. Tenant shall not permit the Premises, or any part thereof, to be used for any disorderly, unlawful or hazardous purpose, In the event that solely by reason of Tenant’s use of the Premises or any alterations or other work performed by or on behalf of the Tenant within the Property shall result in any governmental requirement that the Landlord expend any funds for compliance with any governmentally required modifications, upgrades, alterations or other legal compliance requirements, Tenant shall be solely liable for such expense and Tenant shall hold harmless and indemnify Landlord from and against any such costs or expenses.

7.03                        Cleaning and Trash. Tenant shall provide, at Tenant’s sole expense, security, janitorial, trash removal and cleaning services for the Property, which services shall be provided in accordance with standards applicable to comparable first-class buildings. Without limitation of the foregoing, Tenant will keep the Property, and the sidewalk and alleyways which are directly adjacent to the Property which are required by the County to be kept clean and under Tenant’s control, in a clean, orderly and sanitary condition and will use best efforts to keep them free of insects, rodents, vermin, other pests, trash and dirt accumulations and shall furnish adequate and proper receptacles for trash. In addition to and not in limitation of the foregoing, Tenant shall comply with all applicable laws, rules, regulations, and ordinances relating to or otherwise requiring the recycling of trash. No trash or garbage shall be stored or placed on or about the Building except in such area as may be expressly designated for such purposes by Landlord, and in appropriately vermin-resistant containers. Tenant shall promptly pay all fines and charges assessed against the Tenant, Landlord or the Property related to violations of applicable Laws related to trash and cleanliness.

7.04                        Medical Waste. Tenant shall store and manage all medical wastes and other medical byproducts in accordance with the requirements of Section 25 of the Lease with respect to all such wastes and byproducts described above.

Section 8.                   Tenant’s Agreement.

8.01                        Tenant covenants and agrees:

(a)                                 to timely pay Landlord all Rent during the Lease Term;

(b)                                 to save Landlord, its officers, directors, members, managers, partners and employees and its Agent and Agent’s officers, directors, members, managers, partners and employees, harmless and indemnified from all loss, damage, liability or expense incurred, suffered or claimed by any person whomsoever arising from or related to: Tenant’s gross negligence, Tenant’s use or occupancy of the Premises, the Property, or of anything thereon (including but not limited to the parking facilities in or adjacent thereto, if any), water, steam, electricity, or other agency, or any injury, loss, or damage to any person or the property upon the Premises not caused by the gross negligence of Landlord, and to be answerable for all nuisances caused or suffered on the Premises or caused by Tenant or any party claiming by, through or under Tenant, in, on or about the Property, the parking facilities, or on the approaches thereto which are under Tenant’s control;

(c)                                  to conform to (including all of Tenant’s agents, invitees, contractors and employees) all rules and regulations from time to time established by the appropriate insurance rating organization and to all Building Rules and Regulations and Construction Rules and Regulations from time to time established by Landlord, including without limitation those attached to this Lease as Exhibits hereto;

(d)                                 to maintain and keep in good repair all plumbing fixtures, drains, grease traps, hoods, vents, generators, dedicated or supplemental HVAC unit(s) and all other infrastructure or specialty items of any kind (collectively the “Fixtures”) serving the Premises (without regard to location of such Fixtures). In the event Landlord reasonably determines that Tenant is not adequately maintaining said Fixtures (the minimum required standard of which shall be not less than quarterly each year and via and outside service agreement with a qualified contractor approved by Landlord) or in the event Landlord determines that Tenant is not properly performing any of the obligations of Tenant under Section 6.01 above, whether installed by Tenant or pre-existing in Tenant’s Premises, Landlord may repair said Fixtures when and as reasonably deemed necessary by Landlord, and Tenant shall reimburse Landlord for any costs associated with said repair or removal plus the an administrative fee of ten percent (10%) of the cost thereof as Additional Rent hereunder;

(e)                                  to be responsible for cost of removal of all trash including without limitation bulk trash or excessive trash at time of move-in, during occupancy and at move out; and

(f)                                   not to place a load on any floor exceeding the floor load which such floor was designed to carry in accordance with the plans and specifications of the Building, and not to install, operate, or maintain in the Premises any safe or any item of equipment except in such manner and in such location as Landlord shall prescribe so as to achieve a proper distribution of weight.

Section 9.                   Alterations.

9.01                        Limitations and Procedures. Tenant shall not make any alterations, additions, or other improvements in or to the Premises (collectively “Alterations”) or install any equipment of any kind that will require any alterations or additions or affect the use of the Building water system, heating system, plumbing systems, air conditioning system, electrical system, or any of the other mechanical systems or install any antennae on the roof, in the windows, or upon the exterior of the Premises, without prior notification in writing to Landlord, which notification shall include copies of the requisite plans and specifications, permits obtained, and the name of the contractor performing the same. Notwithstanding anything to the contrary contained herein, Landlord’s consent shall be required for any alteration that either is visible from the exterior of the Property; or will adversely affect the Building’s mechanical, electrical, plumbing, life safety and other operating systems or structure of the Building (including also the elevator). If any such alterations or additions are made by Tenant without notification to Landlord, or without Landlord’s consent if such consent is required above, Landlord may correct or remove them and Tenant shall be liable for any and all expenses incurred by Landlord in the performance of such work plus an administrative and coordination fee equal to ten percent (10%) of such corrective or removal work. All plans and specifications for any such alterations or additions shall be prepared by Tenant at Tenant’s expense and in the case where Landlord’s consent to such alterations or additions is required under this Lease, such plans and specifications shall thereafter be submitted to Landlord for its prior review and written approval. If any alterations or additions are made to the Premises on behalf of Tenant prior to or during Tenant’s occupancy in the Building, including with respect to the initial Tenant improvements referenced on the Work Agreement, Tenant shall nevertheless pay to Landlord a Construction Coordination Fee equal to one (1%) percent of the total cost of the work (including both soft and hard costs) to be performed, with the entire amount (based on estimates if applicable) of said fee due prior to the beginning of the work, subject to reconciliation once the work is completed. This fee is to compensate Landlord for coordinating access to the Building, use of the Building’s systems, Landlord’s review of all plans and specifications and for access to the electrical, mechanical and telephone closets, as necessary. In addition to the insurance required under Section 3 of Exhibit A-1, with respect to all Alterations, Tenant or Tenant’s contractor must obtain and provide evidence of insurance coverage naming Landlord as an additional insured (in the case of the policies under (b) below) to include: (a) Worker’s Compensation Coverage and (b) Public Liability and Property Damage Insurance in the amount of not less than Five Million Dollars ($5,000,000.00) in the aggregate. All work with respect to such alterations and additions shall be done in a good, workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the shortest period necessarily required for such work. Landlord’s approval shall not be deemed any kind of warranty or representation by Landlord, including, without limitation, any warranty or representation as to the suitability or compliance with any governmental requirement or otherwise. Notwithstanding anything to the contrary herein, all work by Tenant shall be subject to the Construction Rules and Regulations exhibit attached to this Lease.

9.02                        Mechanic’s Liens. Tenant shall not do or suffer anything to be done whereby the Land and/or Building may be encumbered by any mechanic’s or materialmen’s lien, and shall, whenever and as often as any mechanic’s or materialmen’s lien is filed against the said Land and/or Building purporting to be for labor or material furnished or to be furnished to the Premises, discharge the same of record within thirty (30) days after the date of notice to Tenant of the filing. As used in the preceding sentence, the term “lien” includes a notice of mechanic’s lien or notice of intent to obtain a mechanic’s lien recorded among the land records. Tenant’s duty to discharge or bond-off such lien arises upon the recording of any such initial notice and is not deferred to the time of adjudication of any such lien in any enforcement action. Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit. No mechanic’s or materialmen’s or other lien for any such labor or materials shall attach to or affect the reversionary or other estate or interest of Landlord in and to the Building and/or Land, by reason of any work performed or materials or labor supplied at the request of Tenant. In no event shall any contractor of Tenant shall by virtue of its contract be entitled to assert any mechanic’s lien against the Building or land appurtenant thereto nor shall Tenant be considered as an agent of Landlord.

9.03                        Exterior Signage. Tenant shall be permitted to install, keep and maintain exterior signage containing “Tenant’s logo on the Building facade and/or monument signage (the “Exterior Signage”). The size, location, design, color, materials, manner of affixation and all other elements of the Exterior Signage shall be subject to Landlord’s approval, which shall not he unreasonably withheld, and shall further be subject to procurement by Tenant of all requisite governmental and architectural committee approvals. The Exterior Signage shall comply with all applicable Laws. Landlord’s approval in no way shall be deemed to suggest that Tenant’s proposed Exterior Signage complies with applicable Law and Landlord makes no representation with respect thereto. Modifications to such size, location, design, color, materials, lighting, manner of affixation or other elements requested by Tenant shall be subject to Landlord’s prior written approval (which shall not be unreasonably withheld) and subject to all applicable Laws and procurement of all requisite approvals. Tenant shall be responsible for all costs to furnish and install the Exterior Signage and repairing and maintaining the Exterior Signage. Tenant shall remove the same and restore the Building to its condition existing prior to the installation of the Exterior Signage upon the expiration or earlier termination of this Lease at Tenant’s sole cost and expense. Tenant’s obligations hereunder shall expressly survive any expiration or termination of this Lease.

Section 10.            Tenant’s Claims.

10.01                 Tenant covenants that no claim shall be made against Landlord by Tenant, or by any agent or servant of Tenant, or by others claiming the right to he in the Premises or on the Property through or under Tenant, for any injury, loss, damage to person or property occurring upon the Premises or the Property from any cause other than the gross negligence or willful misconduct of Landlord. In the event that any such claim described in this Section is made against Landlord, Tenant shall indemnify and hold Landlord harmless from and against any costs (including reasonable attorneys’ fees), liabilities, expenses, damages or judgments arising from such claims or related thereto except as may otherwise be referenced herein as in Paragraph 20.01. In no event shall Tenant be liable to Landlord for any consequential or incidental damages other than as may be determined by the court by reason of a holdover of Tenant beyond the expiration or termination of this Lease.

Section 11.            Intentionally Omitted.

Section 12.            Assignment & Subletting.

12.01                 Tenant will not assign, transfer, mortgage or encumber this Lease or sublet all or a portion of the Premises, without obtaining the prior written consent of Landlord which consent shall not be unreasonably withheld, conditioned or delayed in the case of a proposed assignment, transfer or subletting and which may be granted or withheld in the sole and absolute discretion of Landlord in all other instances, nor shall any assignment, subletting or transfer of this Lease be effectuated by operation of law or otherwise without the prior written consent of Landlord.

Neither the consent by Landlord to any assignment, transfer, or subletting to any party other than Landlord, nor an assignment, transfer or sublease permitted hereunder shall be construed as a waiver or release of Tenant from the terms of any covenant or obligation under this Lease, or of any guarantor under any guaranty of Lease provided to Landlord, nor shall the collection or acceptance of Rent from any such assignee, transferee, subtenant or occupant constitute a waiver of, or release of, Tenant from any covenant or obligation contained in this Lease. In the event that Tenant defaults hereunder, Tenant hereby assigns to Landlord the Rent due from any subtenant of Tenant and hereby authorizes each such subtenant to pay said Rent directly to Landlord. In no event shall any assignee or subtenant be permitted to change the Permitted Use of the Premises without the express written consent of the Landlord in Landlord’s sole and absolute discretion. It shall be reasonable for Landlord to withhold its consent to any assignment, subletting or transfer of this Lease if the proposed use of the Property shall fail to expressly conform with the Permitted Use under this Lease.

12.02                 Prohibited Transfers. If Tenant shall be other than an entity whose stock or ownership interests are publicly traded on a nationally recognized stock exchange (recognizing that as of the date hereof Tenant is such an entity), then and only in such event, the transfer of a majority of the issued and outstanding capital stock of any corporate Tenant or subtenant of the Lease, or a majority of the total interest in any partnership Tenant or subtenant, however accomplished, and whether in a single transaction or in a series of related or unrelated transactions, will be deemed an assignment of this Lease or of such sublease requiring Landlord’s consent in each instance. In addition, if Tenant is a partnership whose interests are not traded on a nationally recognized stock exchange, any dissolution of Tenant or withdrawal or change, whether voluntary, involuntary or by operation of law, of partners owning a controlling interest in Tenant shall be deemed a voluntary assignment of this Lease and subject to the provisions of this Section.

12.03                 Excess Rentals or other Sums. If any sublease or assignment (whether by operation of law or otherwise, including without limitation an assignment pursuant to the provisions of the Bankruptcy Code or any other Insolvency Law) provides that the subtenant or assignee thereunder is to pay any amount in excess of the sum of (a) the rental and other charges due under this Lease plus (b) the reasonable, out-of-pocket expenses including, but not limited to free rent, costs incurred for tenant improvements and brokerage commissions (excluding any costs attributable to vacancy periods or “downtime”) which Tenant reasonably incurred in connection with the procurement or enforcement of such sublease, assignment or other transfer, then whether such excess be in the form of an increased monthly or annual rental, a lump sum payment, (and if the subleased or assigned space does not constitute the entire Premises, the existence of such excess shall be determined on a pro-rata basis), Tenant shall pay to Landlord fifty percent of any such excess or other premium applicable to the sublease or assignment (the “Net Profits”), which amount shall be paid by Tenant to Landlord as additional rent not later than ten (10) days after any receipt thereof by Tenant. Acceptance by Landlord of any payments due under this Section shall not be deemed to constitute approval by Landlord of any sublease or assignment, nor shall such acceptance waive any rights of Landlord hereunder. Landlord shall have the right to inspect and audit Tenant’s books and records relating to any sublease or assignment and expenses incurred by Tenant in connection therewith.

12.04                 Process to Request Landlord’s Consent. If Tenant wishes to assign the Lease or sublet all or any part of the Premises, Tenant shall, by notice in writing, advise Landlord of Tenant’s intention from, on and after a stated date (which shall not be less than thirty (30) days after the date of Tenant’s notice) to sublet or assign any part or all of the Premises for the balance or any part of the Lease Term, and, in such event, Landlord shall have the right, to be exercised by giving written notice to Tenant within thirty (30) days after receipt of Tenant’s notice, to recapture the space described in Tenant’s notice and such recapture notice shall, if given, cancel and terminate this Lease with respect to the space therein described as of the date stated in Tenant’s notice. Tenant’s notice shall state the name and address of the proposed subtenant or assignee, shall include financial statements for the proposed subtenant or assignee reasonably requested by Landlord, and a true and complete copy of the proposed sublease or assignment shall be delivered to Landlord with said notice. Tenant shall, concurrently with any request for Landlord’s consent, pay to Landlord a fee in the sum of One Thousand Five Hundred Dollars ($1,500) for Landlord’s review and processing of such request and Landlord shall not be obligated to review such request prior to Landlord’s receipt of such fee. If Tenant’s notice shall cover all of the space hereby demised, and Landlord shall give the aforesaid recapture notice with respect thereto, the Lease Term shall expire and end on the date stated in Tenant’s notice as fully and completely as if that date had been herein definitely fixed for the expiration of the Lease Term. If, however, this Lease be canceled pursuant to the foregoing with respect to less than the entire Premises, the Rent and the escalation percentages herein reserved shall be adjusted on the basis of the number of square feet retained by Tenant in proportion to the Rent and escalation percentages reserved in this Lease, and this Lease as so amended shall continue thereafter in full force and effect. All reasonable third party costs and expenses, including attorney’s fees incurred by Landlord in connection with any proposed or purported assignment, transfer or sublease shall be borne by Tenant and shall be payable to Landlord as Additional Rent as a condition of Landlord’s consent.

12.05                 Permitted Transfers. Notwithstanding the foregoing, Tenant may assign this Lease or sublet all or a portion of the entire Premises without Landlord’s consent, but upon at least thirty (30) days prior written notice to Landlord, if the transferee is an affiliate or an entity which may, as a result of a reorganization, merger or consolidation, succeed to the business carried on by Tenant, provided the tangible net worth of the transferee in connection with a reorganization, merger or consolidation, immediately prior to and following such Transfer, shall not be less than the greater of the net worth of the Tenant, on the date hereof or on the date of assignment, whichever is greater, provided that:

1.                                      In the case of an assignment, shall transfer to the assignee all of Tenant’s rights in, and interest under, this Lease, including but not limited to, the Security Deposit, if any; and

2.                                      at the time of such Transfer, this Lease is in full force and effect without any breach or default thereunder on the part of the Tenant; and

3.                                      the transferee shall (1) assume, by written recordable instrument, in form and content satisfactory to Landlord, the due performance of all of Tenant’s obligations under this Lease, including any accrued obligations as of the time of the Transfer, and (2) agree to perform and observe all of Tenant’s representations, warranties, and duties under this Lease; and

4.                                      a copy of the assignment or sublease and the original assumption agreement, both in form and content satisfactory to Landlord and fully executed and acknowledged by the transferee, and, in the event the transferee is a corporation, a certified copy of a properly executed corporate resolution authorizing such assumption agreement, shall have been delivered to Landlord within ten (10) days prior to the effective date of such Transfer; and

5.                                      such Transfer shall be upon and subject to all the provisions, terms, covenants and conditions of this Lease including the requirement to use the Premises only for the Permitted Use; and

6.                                      the transferee or its parent, subsidiaries or affiliates shall not be subject to any bankruptcy or insolvency proceedings at the time of such sale.

The term “affiliate(s)” shall mean an entity that directly or indirectly controls or is controlled by, or is under common control with Tenant. For this purpose, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities or by contract or otherwise.

Notwithstanding anything herein to the contrary, Tenant shall not exercise any of its rights under this Section 12.05 in a manner intended to circumvent restrictions otherwise contained in this Section 12 (e.g. a step transaction in which this Lease is assigned to a wholly owned subsidiary whose only asset is this Lease, followed by a sale of such subsidiary’s stock to a third party).

12.06                 Office Sharing. Notwithstanding anything to the contrary herein, Tenant may (in a nonexclusive manner) share part of the Premises (“Office Sharing”) with clients, customers and/or business associates of Tenant, on a temporary (i.e., less than twenty-four (24) months) basis; provided (i) Tenant does not physically subdivide the space so shared to provide any additional separate access for such space and (ii) the aggregate number of rentable square feet within the Premises subject to such Office Sharing, shall not exceed twenty percent (20%) of the rentable area of the Premises at any one time. The foregoing Office Sharing arrangement shall not be considered an assignment of this Lease or a sublet of the Premises. Such members of Tenant under an Office Sharing arrangement shall be known herein as “Shared Users”. Tenant expressly agrees that any act or omission of a Shared User shall be deemed to constitute an act or omission of Tenant under this Lease.

Section 13.            Right of Access.

13.01                 Landlord may, at reasonable times (and at any time in the event of an emergency as determined by Landlord) and subject to Tenant’s security requirements during the Lease Term enter to view or inspect the Premises or the Property; to determine whether Tenant is complying with its obligations under this Lease; to show the Premises to others; to make repairs to the Building or Premises; to replace, repair, alter or make new or change any fixtures, pipes, wires, ducts, conduits or other construction therein; or to remove placards, signs, lettering, window or door coverings and the like not expressly consented to. Landlord shall maintain a master key for entry at all times during the Lease Term and Tenant shall promptly notify Landlord and provide Landlord with a new master key at Tenant’s cost and expense if Tenant shall at any time change the locks on the suite entry doors. Tenant waives any claim against Landlord, its agents, employees, or contractors for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, or any other loss occasioned by any entry in accordance with this Section. Landlord may enter to place and maintain notices for letting, free from hindrance or control of Tenant, or to show the Premises to prospective tenants thereof at times which will not unreasonably interfere with Tenant’s business. If Tenant shall vacate or abandon the Premises during the Lease Term, Landlord shall have the unrestricted right to enter the same after Tenant’s moving to make preparations for the succeeding tenant or for any other purpose whatever, without affecting Tenant’s obligation to pay Rent for the full Lease Term.

Section 14.            Surrender of Possession.

14.01                 Removal Obligations.  Tenant covenants at its sole cost and expense, at the expiration or other termination of this Lease: to remove all goods, movable trade equipment, machinery and other personal property that may be removed without material damage to the Premises and effects from the Premises not the property of Landlord, recognizing that Tenant shall be required to cap or terminate any utility hookups behind walls. In addition, Tenant further covenants at its sole cost and expense to remove on or before expiration or termination of this Lease any items, improvements, alterations, or additions requested by Landlord to be removed at the time of Landlord’s consent to the installation of same or any of the foregoing installed or performed at the Building without the requisite notice to Landlord (collectively the “Removables”) together with the following: the Glatt GPCG-I0 and its dedicated HVAC and the O’Hara Labcoat II-X Pan Coater.

Tenant shall leave the Premises in broom clean condition and in good order and repair, reasonable wear and tear excepted; and unless otherwise provided above in this Section 14.01, to yield up to Landlord the Premises, to include without limitation, all alterations, installations and other modifications to the Premises and real property fixtures, built-in machinery and equipment, built-in casework, cabinets and other installations that have been built-in to the Premises such as by way of example, fume hoods, built-in cold rooms, walk-in rooms, deionized water systems, glass washing equipment, autoclaves, chillers, built-in plumbing, electrical and mechanical equipment and systems, and power generator and transfer switch equipment together with all keys, gate cards, security cards, locks and other fixtures connected therewith in good repair, order and condition in all respects, reasonable wear and tear and damage by fire or other casualty, not caused by Tenant’s act or neglect, excepted. Any of Tenant’s equipment, alterations, goods, personal property and effects not so removed may at Landlord’s election and without limiting Landlord’s right to compel removal thereof, be deemed abandoned and may be retained by Landlord as its property or be disposed of by Landlord, at Tenant’s sole cost and expense, without accountability, in such manner as Landlord may see fit.

14.02                 Landlord Costs. In the event Landlord incurs any costs or expenses, whether direct or indirect, due to Tenant’s failure to abide by any provisions contained in this Surrender of Possession section, Tenant shall reimburse Landlord plus a ten percent (10%) administrative and coordination fee. In addition, a fee of Fifty Dollars per each item will be charged for keys, gate cards and security cards not returned to Landlord. In the event Tenant shall vacate the Premises at any time during the last sixty (60) days of the Lease Term Landlord shall be entitled to commence alterations therein to render the Premises ready for the next Tenant without affecting Tenant’s obligations to pay Rent through the balance of the Lease Term.

Section 15.            Insurance.

15.01                 Tenant shall, at its cost and expense, obtain and maintain at all times during the Lease Term (and prior to the Lease Term in the event any inspections, construction, wiring and/or any other work occurs within the Building or Premises on behalf of Tenant or by Tenant’s contractors), for the protection of Landlord, Landlord’s agents and Tenant, Public Liability insurance (Comprehensive General Liability) including but not limited to Contractual Liability insurance, Broad Form Property Damage with respect to Tenant’s personal property, Products and Completed Operations insurance, Personal and Advertising Injury insurance, Damage to Rented Premises (fire damage legal) insurance with a combined personal injury and property damage limit of One Million Dollars ($1,000,000) for each occurrence and Two Million Dollars ($2,000,000) in the aggregate, insuring against all liability of Tenant and its authorized representatives arising out of and in connection with Tenant’s use or occupancy of the Premises. Tenant’s commercial general liability policy shall be written on an occurrence form and shall have a per location aggregate endorsement. Tenant shall have $1,000,000 CSL commercial automobile liability coverage, including hired and non-owned auto coverage. Tenant shall carry workers compensation insurance as required by applicable law and employer’s liability coverage in the amounts of $1,000,000 per occurrence for bodily injury, $1,000,000 per employee for bodily injury by disease and $1,000,000 in the aggregate for bodily injury by disease.

Tenant shall also obtain and maintain an umbrella liability policy with limits no less than $10,000,000 in excess of the policies and coverages heretofore set forth and a pollution legal liability (“PLL”) policy with respect to the Property with a limit of at least $10,000,000. The PLL policy shall, at a minimum, provide coverage for personal injury and property damage (including loss of use and diminution in value), and all reasonable and necessary expenses to investigate, remove, cleanup and remediate hazardous substances, hazardous waste, pollutants, contaminants (including fungi, viruses and bacteria) or petroleum spilled, discharged, or in any way released in, on or from the Premises or the Property on or after the Effective Date by Tenant or any parties acting on behalf of or providing services to Tenant. The PLL policy shall provide first-party and third-party coverage, shall name Landlord as an additional named insured and Landlord’s agent and Landlord’s mortgagee as additional insureds, and shall not contain an “insured vs. insured” exclusion. To the extent the PLL policy excludes liability assumed by contract, Tenant shall cause this Lease to be listed in an endorsement as an exception to the exclusion.

Landlord and Landlord’s agent and Landlord’s mortgagee shall be named as additional insureds on Tenant’s comprehensive general liability policy, automobile liability policy and umbrella liability policy. Tenant shall, at its cost and expense, obtain and maintain at all times during the Lease Term, special form property insurance on the Premises and its contents, including that portion of the Tenant Work paid for by Tenant in excess of the Allowance and any leasehold improvements made by Tenant, for the full replacement value thereof in an amount sufficient so that no co-insurance penalty shall be invoked in case of loss. Said property insurance shall also provide business interruption insurance for 24 months actual loss sustained. Said property insurance shall also provide business interruption insurance for 24 months actual loss sustained. Tenant shall increase its insurance coverage, as required, but not more frequently than each year if, in the reasonable opinion of Landlord or the mortgagee of Landlord, the amount of public liability and property damage insurance coverage at that time is not adequate. All insurance required under this Lease shall be issued by insurance companies licensed to do business in the state or jurisdiction in which the Building is located. No insurance policy shall contain any deductible provision or self-insured retention, except as otherwise approved in writing by Landlord, and any such deductible and/or self-insurance retention permitted hereunder shall be commercially reasonable. Landlord reserves the right from time to time to reasonably require higher minimum amounts or different types of insurance. Such companies shall have a policyholder rating of at least A- and be assigned a financial size category of at least Class VIII  as rated in the most recent edition of Best’s Key Rating Guide for insurance. Landlord’s approval shall not be deemed any kind of warranty or representation by Landlord, including, without limitation, any warranty or representation as to the suitability, competence, or financial strength of the provider. Tenant will provide Landlord written notice at least fifteen (15) days before cancellation or any material change in the insurance coverage, scope or amount of any policy. Each policy, or a certificate showing it is in effect, together with evidence of payment of premiums, shall be deposited with Landlord at the commencement of the Lease, and renewal certificates or copies of renewal policies shall be delivered to Landlord at least ten (10) days prior to following the expiration date of any policy.

15.02                 Waiver of Subrogation. Each party hereby waives every right or cause of action for the events which occur or accrue during the Lease Term for any and all loss of, or damage to, any of its property (whether or not such loss or damage is caused by the fault or negligence of the other party or anyone for whom said other party may be responsible), which loss or damage would be covered by fire, extended coverage, “All Risk” or similar insurance policies covering real property or personal property which are required under this Lease. Each party will give its insurance carrier written notice of the terms of the mutual waiver, and the insurance policies will be properly endorsed, if necessary, to prevent the invalidation of coverage by reason of said waiver.

15.03                 Landlord’s Insurance. At all times during the Term, with the cost thereof a part of the Insurance Costs, Landlord will maintain (i) fire and extended coverage insurance covering the Building and that portion of the Tenant Work paid for from the Allowance, in an amount sufficient to prevent Landlord from being a co-insurer under its policies of insurance, (ii) business interruption insurance in an amount equal to not less than 18 months rental income, and (iii) public liability and property damage insurance in an amount customary for properties which are comparable to the Building, as determined by Landlord in its commercially reasonable discretion together with umbrella coverage maintained by Landlord or its affiliates for commercial properties. The amount of any such deductible and/or self-insurance retention under Landlord’s policies shall be commercially reasonable.

Section 16.            Damage and Destruction.

16.01                 Tenant shall give prompt notice to Landlord in case of fire or other casualty (“Casualty”) to the Premises or the Building. In the event of Casualty to the Building, subject to (i) Landlord’s ability to obtain the necessary permits and the availability of insurance proceeds, and (ii) either party’s right to terminate this Lease pursuant to the provisions of this Section 16, Landlord shall repair the Landlord Work, and the Building (including the Tenant Work required to be insured by Landlord under Section 15.03 above but excluding the Tenant’s personal property and portion of the Tenant Work required to be insured by Tenant under Section 15.01 above) however, Landlord shall not be required to expend an amount in excess of the insurance proceeds received by Landlord in performing such repairs or reconstruction. Landlord will proceed to repair the damage, unless, (a) the Premises shall be totally damaged or rendered wholly untenantable by fire or other casualty, and if Landlord shall decide not to restore the Premises, or (b) the Building shall be so damaged by fire or other casualty, that, in Landlord’s opinion, substantial alterations or reconstruction of the Building shall be required (whether or not the Premises shall have been damaged or rendered untenantable), or (c) the fire or other casualty shall render at least 40% of the Building or all or substantially all of the laboratory space at the Building untenantable and within the 60-day period following such fire or other casualty Landlord’s architect shall advise Tenant in writing that the restoration required by Landlord will require more than twelve (12) months to complete following the date of the fire or other casualty then, in any of such events, Landlord, at its option as it relates to 16.01(a) or 16.01(b) may give to Tenant or Tenant, at its option as it relates to 16.01(c) may give Landlord, within ninety (90) days’ of the occurrence of such fire or other casualty notice of termination of this Lease, and, in the event such notice is given, this Lease shall come to an end and expire (whether or not the Term shall have commenced) upon the expiration of thirty (30) days after receipt of such notice by Tenant or Landlord, as the case may be, as if such date was the Lease Expiration Date; and the Rent and Additional Rent shall be apportioned as of the date the Premises or any part thereof was rendered untenantable and any prepaid portion of Rent or Additional Rent for any period after such date shall be refunded to Tenant. Should this Lease terminate by reason of a fire or other casualty, the proceeds of the insurance required of Tenant to be carried under Section 15.01 with respect to that portion of the Tenant Work paid for by Tenant shall be paid over to Tenant by reason of such termination and neither Landlord nor its mortgagee shall have any rights therein.

16.02                 Provided this Lease shall not be terminated pursuant to the provisions of this Section 16, in the event of Casualty to the Premises, Tenant shall promptly commence and diligently pursue to completion the redecorating and refixturing of the Premises, including repairing, restoring or replacing the Tenant’s personal property, to a substantially similar condition as existed prior to the Casualty together with that portion of the Tenant Work required to be insured by Tenant under Section 15.01 above.

16.03                 Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof. Landlord and Tenant hereby waive the provisions of any Law from time to time in effect during the Lease Term relating to the effect upon leases of partial or total destruction of leased property. Landlord and Tenant agree that their respective rights in the event of any damage to or destruction of the Premises shall be those specifically set forth herein.

Section 17.            Condemnation.

17.01                 This Lease shall be terminated and the rental payable hereunder shall be abated as of the date of such termination in either of the two following events, namely: (1) the forcible leasing or condemnation of the Premises or any part thereof or a sale or leasing in lieu thereof by any competent authority under right of eminent domain for any public or quasi-public use or purpose; or (2) the condemnation or a sale or leasing in lieu thereof by competent authority under right of eminent domain for any public or quasi-public use or purpose of 25% or more of the Building. The forcible leasing by any competent authority of any portion of the Building other than the Premises will have no effect upon this Lease. In case of any taking or condemnation, whether or not the Lease Term shall cease and terminate, the entire award and all damages or other compensation shall be the property of Landlord, and Tenant hereby assigns to Landlord all its right, title and interest in and to any such award, damages and other compensation. Tenant shall not make any claim against Landlord or such authority for any portion of such award, damages or compensation attributable to damage to the Premises, value of the unexpired portion of the Lease Term, loss of profits or goodwill, leasehold improvements or severance damages. Tenant, however, shall be entitled to claim, prove and receive in the condemnation proceeding such awards as may be allowed for moving expenses and fixtures and other equipment installed by Tenant but only if such awards shall be made by the Court in addition to the award made by the Court to Landlord for the Property and improvements or part thereof so taken and such award to Tenant does not reduce the award otherwise payable to Landlord.

Section 18.            Defaults and Remedies.

18.01                 It is hereby mutually covenanted and agreed, that any one of the following events shall constitute a default under this Lease:

(a)                                 if Tenant shall fail to keep or perform any covenant, condition or agreement herein contained and on the part of Tenant to be kept and performed other than those expressly stated below in this Section 18.01 after notice to Tenant and expiration of thirty (30) days, or

(b)                                 if Tenant shall fail to pay Rent, Additional Rent or any other amounts when due after notice to Tenant and expiration of five (5) days thereafter, provided that such written notice shall be deemed given on the due date of such payment after two such written notices have been given in any calendar year), or

(c)                                  if Tenant shall (i) fail to commence its build-out or Tenant Work (as referenced in the Lease or Work Agreement exhibit) within ninety days following the date permits are issued therefor, or (ii) fail to substantially complete (as evidenced by obtaining a certificate of occupancy or comparable document from the governing authority in which the Building is located) its build-out or Tenant Work (as referenced in the Lease or Work Agreement exhibit) not later than three hundred and sixty five days following the commencement of such work, or (iii) fail to physically occupy the Property and commence its business operations within thirty days following completion of the Tenant Work, or

(d)                                 if Tenant (or Tenant’s agents, invitees, contractors or employees) fails to adhere to any building rule or regulation or any construction rule or regulation set for in this Lease or the Exhibits, or

(e)                                  if the estate hereby created shall be taken on execution or other process of Law, or

(f)                                   if Tenant shall (i) generally not pay Tenant’s debts as such debts become due, (ii) become insolvent, (iii) make an assignment for the benefit of creditors, or (iv) file, be the entity subject to, or acquiesce in a petition in any court (whether or not filed by or against Tenant pursuant to any statute of the United States or any state and whether or not a for a trustee, custodian, receiver, agent, or other officer, for Tenant or for all or any portion of Tenant’s property) in any proceeding whether bankruptcy, reorganization, composition, extension, arrangement, insolvency proceedings, or otherwise.

In each and every such case of default listed above and herein, from thenceforth and at all times thereafter, unless such default is cured as provided herein within the applicable cure period stated above at the sole option of Landlord, Tenant shall be in default of this Lease and Tenant’s right of possession shall thereupon cease and terminate, and Landlord shall be entitled to the possession of the Premises, be permitted to remove all persons and property therefrom and be permitted to reenter the same without further demand of Rent or demand of possession of the Premises, with process of Law, all at the sole risk and cost of Tenant, and without Landlord becoming liable to prosecution therefor, any notice to quit or notice of intention to reenter being hereby expressly waived by Tenant. In all cases of default, and/or in the event of a reentry or retaking by Landlord, Tenant shall nevertheless remain liable and answerable for the full Rent to the date of default, retaking or reentry and for all Rent through the balance of the Lease Term and Tenant shall forfeit all unpaid Landlord concessions, allowances for Tenant Work and all other inducements or concessions which may be referenced under the Lease or Work Agreement. Tenant shall also be and remain answerable in damages for all costs and expenses relating to Landlord’s efforts to enforce the terms of the Lease and collect amounts due hereunder together with the greater of either (x) the sum of (i) any deficiency or loss of Rent, and (ii) all related costs and expenses which Landlord may thereby sustain in re-letting the Premises to a new tenant including, without limitation, brokerage commissions, costs of improving or constructing the Premises, rental abatement, architectural fees, engineering fees and legal fees (collectively the “Re-letting Costs”) or (y) the unamortized portion of all costs and expenses incurred by Landlord (whether incurred prior to or after Tenant’s occupancy of the Premises) in connection with Tenant’s initial lease (or renewals thereof) or occupancy in the

Building including, without limitation, brokerage commissions, costs of improving or constructing the Premises, rental abatement, architectural fees, engineering fees and legal fees (collectively the “Lease-Up Costs”) to the extent applicable to the portion of the Lease Term remaining as of the date of Tenant’s default after notice to Tenant and expiration of the applicable cure period.

In addition to the foregoing, Landlord reserves full power, at any time after any such default, to do one or more of the following in Landlord’s sole discretion: (i) immediately terminate the Lease by written notice to Tenant in which event, Landlord may, at Landlord’s option based on Landlord’s reasonable estimate, accelerate and immediately make payable to Landlord all Rent and Additional Rent which would have due and payable if Tenant had continued the Lease Term and completed Tenant’s obligations there under through the Lease Expiration Date; (ii) re-let said Premises for the account of Tenant for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Lease Term) and on such conditions and upon such other terms (which may include Re-letting Costs as previously described) as Landlord, in its sole discretion, may determine; and/or (iii) cure the default at the expense of Tenant, and Tenant shall reimburse Landlord for any amount expended by Landlord in connection with said cure, plus interest thereon from the date such cost is incurred by Landlord. All damages and related expenses, at the option of Landlord, may be recovered by Landlord at the time of the retaking and reentry, or in separate action(s), from time to time, as Tenant’s obligation to pay Rent and Additional Rent would have accrued if the Lease Term had continued, or from time to time, as said damages and related expenses shall have been made more easily ascertainable by re-lettings of the Premises. In addition, such action by Landlord may, at the sole option of Landlord, be deferred until the expiration of the Lease Term, and no cause of action by Landlord hereunder shall be deemed to have accrued until the date of the termination of said Lease Term. If Landlord shall institute proceedings against Tenant and a compromise or settlement thereof shall be made, then the same shall not constitute a waiver of the same or of any other covenant, condition or agreement set forth herein, nor of any of Landlord’s rights hereunder. Landlord shall also have the right to enjoin any breach by Tenant of any of the covenants, agreements, terms or conditions in this Lease. The foregoing remedies of Landlord shall be cumulative, and in addition to any remedies available under applicable Law.

18.02                 Application of Proceeds. All Rents and payments received by Landlord from other tenants or users in any re-letting after Tenant’s default shall be applied, first to the payment of such expenses as Landlord may have incurred in recovering possession of the Premises; second, to the repayment of the Re-letting Costs outlined above; third, to the repayment of any costs and expenses incurred by Landlord, either for making the necessary repairs to the Premises or in curing any default on the part of Tenant in any covenant or condition herein made binding upon Tenant; fourth, to the repayment of all Lease-Up Costs outlined above and last, any remaining Rent or payments shall be applied toward the payment of Rent and Additional Rent due from Tenant under the terms of this Lease (including all late fees, penalties and other charges outlined in the Lease), with interest of seven percent (7%) per annum (or if lower the highest legal rate), and Tenant expressly agrees to pay any deficiency then remaining. Landlord shall in no event be liable in any way whatsoever (nor shall Tenant be entitled to any setoff) for Landlord’s failure to re-let the Premises. In the event Landlord re-lets the Premises, any part thereof, together with other premises, or for a term extending beyond the scheduled expiration of the Lease Term hereunder, it is understood that Tenant will not be entitled to apply any Rent, Additional Rent or other sums generated or projected to be generated by any such other premises or in the period extending beyond the scheduled expiration of the Lease Term against Landlord’s damages. Landlord, however, at its sole option, may refrain from terminating Tenant’s right of possession, and in such case may enforce against Tenant the provisions of this Lease for the full term thereof.

18.03                 Attorney’s Fees. In the event either party defaults in the performance of its monetary obligations contained in this Lease, and the non-defaulting party places in the hands of an attorney or collection agency the enforcement of this Lease for the collection of any Rent or other amounts due or for the recovery of possession of the Premises by reason of such non-payment, the losing party agrees to pay, as Additional Rent, all of the prevailing party’s costs of collection and enforcement, including reasonable attorneys’ fees, court costs and other expenses. Otherwise, both parties agree to be responsible for all their respective legal and other costs in the event of a dispute.

18.04                 Landlord’s Right to Cure and Injunctive Relief. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable Law, to injunctive relief, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. If Tenant fails to perform any obligation, duty or covenant under this Lease after thirty (30) days following written notice thereof by Landlord (except that five (5) business days’ notice shall be required in circumstances believed by Landlord to constitute an emergency), Landlord shall have the right (but not the duty), to perform such obligation, duty or covenant on behalf and for the account of Tenant. In such event, Tenant shall reimburse Landlord upon demand, as Additional Rent, for all reasonable expenses incurred by Landlord in performing such obligation together with an amount equal to fifteen percent (15%) thereof for Landlord’s overhead. Landlord’s performance of Tenant’s obligations hereunder shall not be deemed a waiver or release of Tenant therefrom. In no event shall Landlord undertake any responsibility or obligation to Tenant or to any third party by reason of the reservation by Landlord of its rights hereunder, nor shall Landlord be liable or responsible for its failure to exercise its cure rights provided herein.

Section 19.            Subordination Clause.

19.01                 This Lease shall be subject and subordinate at all times to the lien of any mortgage or deed of trust encumbrance or encumbrances which may now or which may at any time hereafter be made a lien upon the Property, the Building of which the Premises are a part or upon Landlord’s interest therein. Tenant shall execute and deliver such further instrument or instruments subordinating this Lease to the lien of any such mortgage or deed of trust, encumbrance or encumbrances as shall be desired by any mortgagee or party secured or proposed mortgagee or party proposed to be secured, and Tenant hereby appoints Landlord the attorney-in-fact of Tenant, irrevocably, to execute and deliver any such instrument or instruments for Tenant. If the Landlord’s interest under this Lease shall be transferred by reason of foreclosure or other proceedings for enforcement of any mortgage or deed of trust on the Premises or Building, Tenant shall be bound to the transferee’s option, under the terms, covenants and conditions of this Lease for the remaining term, including any extensions or renewals, with the same force and effect as if the transferee were Landlord under this Lease, and if requested by transferee, Tenant agrees to attorn to the transferee as its landlord. Tenant agrees to give any Mortgagee, by certified mail, return receipt requested, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified in writing (by way of notice of Assignment of Rents and Leases, or otherwise) of the address of such mortgagees and/or trust deed holders. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the mortgagees and/or trust deed holders shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such thirty (30) days, the mortgagee and/or trust deed holder has commenced and is diligently pursuing the remedies necessary to cure such default (including but not limited to commencement of foreclosure proceedings, if necessary, to effect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued. Tenant agrees that in the event of the sale of the Land or the Building, by foreclosure or deed in lieu thereof, the purchaser at such sale shall only be responsible for the return of any Security Deposit paid by Tenant to Landlord in connection with this Lease to the extent that such purchaser actually receives such Security Deposit. Tenant further agrees that any successor to Landlord’s interest shall not be (i) bound by any payment of monthly Rent or Additional Rent for more than one (1) month in advance under the Lease unless said sum is actually received by such transferee (ii) bound by any amendment, modification or termination of this Lease made without the consent of Landlord’s mortgagee or such successor in interest, (iii) liable for any breach, act or omission of any prior landlord under the Lease (including Landlord) or any damages arising therefrom; (iv) subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord), (v) liable for any late completion of any construction of the Premises or tenant improvement work to the Premises commenced or agreed to by any prior landlord under the Lease (including Landlord), (vi) liable for payment of any damages, fees or penalties payable by any landlord under the Lease (including Landlord) to Tenant including but not limited to fees or penalties for failure to deliver the Premises in a timely fashion, or (vii) bound by any obligation which may appear in this Lease to pay any sum of money to Tenant; provided, however, that after succeeding to Landlord’s interest under this Lease, such transferee shall agree to perform in accordance with the terms of this Lease all obligations of Landlord arising after the date of transfer. Tenant shall make such modifications to this Lease as may be reasonably requested by any mortgagee (or prospective mortgagee) based on generally prevailing practices in the financing markets, provided that such modifications do not impose any material additional obligations on Tenant or materially diminish Tenant’s rights under this Lease. Landlord agrees to obtain and provide Tenant with a non-disturbance agreement from Landlord’s lender on such lender’s standard form thereof within one hundred twenty days following the Tenant’s procurement of its certificate of occupancy for the Premises and delivery of a copy thereof to Landlord. Landlord shall secure from any future mortgage holders an appropriate, standard non-disturbance agreement from same on behalf of Tenant hereunder.

Section 20.            Tenant Holding Over.

20.01                 Tenant acknowledges that it is extremely important that Landlord have substantial advance notice of the date on which Tenant will vacate the Premises, because Landlord will require an extensive period to locate a replacement tenant and because Landlord plans its entire leasing and renovation program for the Building in reliance on its lease expiration dates. Tenant also acknowledges that if Tenant fails to surrender the Premises or any portion thereof at the expiration or earlier termination of the Lease Term, then it will be conclusively presumed that the value to Tenant of remaining in possession, and the loss that will be suffered by Landlord as a result thereof, far exceed the Base Rent and additional rent that would have been payable had the Lease Term continued during such holdover period. Therefore, if Tenant (or anyone claiming through Tenant) does not immediately surrender the Premises or any portion thereof upon the expiration or earlier termination of the Lease Term, then the holdover fee payable by Tenant hereunder shall be equal to 125% of the Base Rent and Additional Rent that would have been payable pursuant to the provisions of this Lease if the Lease Term had continued during such holdover period for all periods of such holdover. Such holdover fee shall be computed by Landlord and paid by Tenant on a monthly basis and shall be payable on the first day of such holdover period and the first day of each calendar month thereafter during such holdover period until the Premises has been vacated. Notwithstanding any other provision of this Lease, Landlord’s acceptance of such holdover fee shall not in any manner adversely affect Landlord’s other rights and remedies, including Landlord’s right to evict Tenant and in the event of a holdover in excess of 90-days, to recover all damages to which Landlord may be entitled under applicable law or in equity. Any such holdover shall be deemed to be a tenancy-at-sufferance and not a tenancy-at-will or tenancy from month-to-month. In no event shall any holdover be deemed a permitted extension or renewal of the Lease Term, and nothing contained herein shall be construed to constitute Landlord’s consent to any holdover or to give Tenant any right with respect thereto.

Section 21.            Successors.

21.01                 This Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. No landlord hereunder shall be liable for any obligation or liability based on or arising out of any event or condition occurring during the period that such landlord was not the owner of the Property or a landlord’s interest therein.

Section 22.            Notices & Demands.

22.01                 All notices required or permitted hereunder shall be deemed to have been given if mailed in any United States Post Office by certified or registered mail, overnight delivery by a nationally recognized carrier such as Federal Express, UPS, or Airborne Express, postage prepaid, addressed to Landlord or Tenant, respectively at the addresses set forth in the Fundamental Lease Provisions or to such other addresses as the parties may designate in writing from time to time.

22.02                 Tenant’s Domicile. Tenant hereby elects domicile at the Premises for the purpose of service of all notices, writs of summons, or other legal documents or process, in any suit, action or proceeding which Landlord may undertake under this Lease.

Section 23.            Quiet Enjoyment.

23.01                 Landlord covenants and agrees with Tenant that upon Tenant paying the Rent and observing and performing all the terms, covenants and conditions, on Tenant’s part to be observed and performed, Tenant may quietly enjoy the Premises hereby demised, subject, nevertheless, to the terms and conditions of this Lease and to any mortgages and deeds of trust secured by the Building.

Section 24.            Waiver of Trial by Jury.

24.01                 LANDLORD AND TENANT EACH AGREE TO AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE, AND ANY STATUTORY REMEDY.

Section 25.            Environmental Restrictions.

25.01                 “Environmental Laws” shall mean laws, statutes and regulations of the United States of America, State of Maryland and local municipal authority having jurisdiction over the Premises governing the use, storage, generation, treatment, release, or clean-up of Hazardous Materials (as defined in this Section 25.01). “Hazardous Materials” shall mean all hazardous, pharmaceutical, biological and medical wastes and byproducts, and any other hazardous substances, toxic chemicals, oil, petroleum products, asbestos, polychlorinated biphenyls, pollutants or contaminants (all as defined by applicable governmental regulations and laws) which are defined, regulated, and/or controlled by any Environmental Law.

25.02                 Compliance with Environmental Laws; Management of Hazardous Materials. Tenant shall not suffer or permit to occur any violation of Environmental Laws on the Premises or Property. Tenant or any other parties acting by, through, on behalf of, or providing services to Tenant (hereinafter collectively with Tenant, the “Tenant Parties”) shall not generate, utilize or store on the Premises or Property any Hazardous Materials except those which are necessary and customary to the Permitted Use and which are listed on Exhibit “E” attached hereto; provided that Tenant shall not be obligated to disclose on Exhibit E any chemicals or materials defined as hazardous Materials which arc contained in products purchased over-the-counter or are protected under intellectual property rights, including confidential business information and trade secrets. Tenant shall, at its sole cost and expense, store, manage, transport and dispose off-site any Hazardous Materials generated or used by Tenant Parties at the Premises in accordance with Environmental Laws. Tenant shall ensure that Tenant and other Tenant Parties do not dispose of any Hazardous Materials at, in or on the Premises, Building or Property, including but not limited to in toilets, sinks, plumbing lines, trash containers, trash dumpsters or other trash collection or receptacle facilities in the Premises, Building or at the Property in violation of Environmental Laws.

25.03                 Environmental Indemnity. Tenant agrees to indemnify, defend (with counsel reasonably acceptable to Landlord and at Tenant’s sole cost) Landlord and its members, partners, officers, directors, employees, agents, successors, grantees, assigns and mortgagees (collectively the “Landlord Group”) from any and all claims, demands, damages, expenses, fees, costs, fines, penalties, suits, proceedings, actions, causes of action and losses of any and every kind and nature, including, without limitation, diminution in value of the Property, personal injury, property damage, damages for the loss or restriction on use of the rentable or usable space or of any amenity, damages arising from any adverse impact on leasing space on the Property, sums paid in settlement of claims, and for reasonable attorneys’ fees, consultant fees and expert fees arising from (i) breach of any obligations set forth in Section 25.02 by any Tenant Parties, (ii) the storage management, transportation, treatment or disposal of Hazardous Materials by any Tenant Parties at, on or from the Premises in violation of Environmental Laws (iii) non-compliance with Environmental Laws applicable to Hazardous Materials at the Premises by any Tenant Parties, (iv) damage to public or private utility lines and equipment at, to or from the Premises caused by any Tenant Parties’ Hazardous Materials, (v) releases of Hazardous Materials by any Tenant Parties in, to, on, or from the Premises, Building or Property regardless of whether such releases are in violation of Environmental Laws, (vi) response actions and natural resource damages incurred or claimed by any governmental agency as a result of releases of Hazardous Materials by any Tenant Parties at, on or from the Premises; provided that Tenant shall have no indemnification obligation to Landlord under this Lease for (a) Hazardous Materials that are at, on, in or under the Building, Property or Premises prior to the Lease Term; or (b) Hazardous Materials used, stored, generated, managed, disposed of, or released by any person or entity other than Tenant Parties. For purposes of the foregoing, the term “costs” includes, without limitation, response costs, removal costs, remedial costs, natural resources damages and all other costs and expenses incurred in connection with any investigation of environmental conditions or any cleanup, remedial, removal or restoration work resulting from Hazardous Materials spilled, leaked, disposed or otherwise released by any Tenant Parties in, to, on, or from the Premises, Building or Property. For matters or claims arising under Section 25 of this Lease, the indemnity contained in this Section 25.03 shall be Landlord’s sole indemnity remedy. This covenant of indemnity shall survive the termination of this Lease.

25.04                 In the event any Tenant Parties while at the Premises fails to comply with Environmental Laws, including but not limited those relating to the storage, management, transportation and off-site disposal of Hazardous Materials, Landlord reserves the right (but does not assume the obligation) at Landlord’s sole discretion, to elect to take such actions necessary to correct such non-compliance, including removing any Hazardous Materials from the Premises, Building or Property after providing notice to Tenant and affording Tenant a 10-day right to cure; provided, however, that this 10-day right to cure shall not apply if Landlord determines, in its reasonable discretion, that such Hazardous Materials present an emergency. If Tenant fails to timely cure, or if Landlord determines such Hazardous Materials present an emergency, and Landlord exercises its right under this Section 25.04, Tenant will give Landlord, its agents, and employees reasonable access to the Premises to conduct such actions and will pay to Landlord as Additional Rent, within ten (10) days of each demand therefor by Landlord, all reasonable costs incurred by Landlord to cure any Tenant Parties’ violation of Environmental Laws and remediate any releases of Hazardous Materials resulting therefrom. Landlord and Landlord’s agents, servants, and employees including, without limitation, legal counsel and environmental consultants and engineers retained by Landlord, may (but without the obligation or duty so to do), at Landlord’s sole cost and expense, any time and from time to time, on not less than ten (10) business days’ notice to Tenant (except in the event of an emergency in which case no notice will be required), inspect the Premises (provided that Landlord and Landlord Parties shall have no right to inspect areas that require special health and safety training requirements unless the persons who inspect meet those requirements, “clean” or “sterile” zones, areas that may contain biological material or process operations that are protected by intellectual property rights or are protected as confidential business information). Landlord also shall have the right to inspect any documentation which Tenant is required by Environmental Law to maintain and to produce to government agencies with respect to any Hazardous Materials (including “Material Safety Data Sheets” and “Safety Data Sheets”) to determine whether all Tenant Parties are complying with the obligations set forth in this Section 25, and to perform environmental inspections and samplings of environmental media (e.g., air, soil and groundwater) and building materials, during regular business hours (except in the event of an emergency) or during such other hours as Landlord and Tenant may agree, at Landlord’s sole cost and expense. Landlord will use reasonable efforts to coordinate the inspections, sampling or remediation with Tenant and to minimize interference with Tenant’s business, but will not be responsible for any interference with Tenant’s business resulting from such inspections, sampling or remediation unless caused by Landlord’s or Landlord Parties’ negligence or willful misconduct during such inspections, sampling or remediation. Upon completion of any such inspections, sampling or remediation, Landlord will (at Tenant’s expense if Landlord’s actions are a result of Tenant’s default under this Section) promptly restore the affected area of the Premises to the extent the area has been damaged by such inspections, sampling or remediation.

25.05                 Landlord and Tenant shall promptly notify each other and provide copies to each other upon receipt of all written notices, information requests, complaints, claims, citations, or demands, received concerning or relating to (i) any alleged violation of Environmental Laws at or concerning the Premises, or (ii) any releases or suspected releases of Hazardous Materials at, on, in or from the Premises. Tenant will keep the Premises free of any environmental lien imposed due to any Tenant Parties’ violation of Environmental Laws. Tenant will promptly notify Landlord of any environmental liens threatened or attached against the Premises due to any Tenant Parties’ actions or inaction under any Environmental Law. If such a lien is filed against the Premises due to Tenant’s actions or inaction, then, within the earlier of twenty (20) days or five (5) days less than the period to remove the liens set forth in any underlying mortgage or lease from the date that the lien is placed against the Premises, and before any governmental authority commences proceedings to sell the Premises pursuant to the lien, Tenant will either (1) pay the claim and remove the lien from the Premises; or (2) furnish either (i) a bond or cash deposit reasonably satisfactory to Landlord and Landlord’s title insurance company in an amount not less than the claim from which the lien arises; or (ii) other security satisfactory to Landlord and to any superior mortgagee or lessee in an amount not less than that which is sufficient to discharge the claim from which the lien arises. Nothing contained in this Section 25.05 shall affect the rights of Landlord pursuant to Section 9.02 of the Lease by reason of the occurrence of any liens other than environmental liens, it being recognized that this Section 25.05 shall apply solely to environmental liens arising under Environmental Laws.

25.06                 Upon request of Landlord, prior to the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, furnish to Landlord a report prepared by a qualified environmental consulting firm (“Tenant’s Consultant”) selected by Tenant and reasonably approved by Landlord, stating that Tenant’s Consultant has examined the Premises and either found no evidence that Hazardous Materials have been disposed on or released from the Premises or has found evidence that Hazardous Materials have been disposed on or released from the Premises. In the event that Tenant’s Consultant determines that Hazardous Materials have been disposed on or released from the Premises by any Tenant Parties, Landlord, at its option, may investigate and remediate such releases of Hazardous Materials and obtain indemnity for the costs from Tenant pursuant to Section 25.03, or require Tenant, at its sole cost and expense, to promptly cause the Hazardous Materials released by any Tenant Parties to be removed and the Premises, Building, Property or any other property affected by the Hazardous Materials to be cleaned up and remediated. If (i) Landlord requires Tenant to cause such Hazardous Materials to be removed and the Premises, Building, or the Property affected by the Hazardous Materials to be cleaned up and remediated, and (ii) such work is not completed by the expiration or earlier termination of this Lease, then Landlord shall have the further option upon expiration or earlier termination of the Lease to take over the work and obtain indemnity for the costs thereof from Tenant pursuant to Section 25.03 or allow Tenant to continue with the work. It Landlord elects to allow Tenant to continue with the work, Landlord and Tenant shall negotiate and enter into an access agreement (with reasonable provisions for insurance and indemnity provided by Tenant) that provides Tenant with access to that portion or portions of the Premises, Building, or Property affected by the Hazardous Materials solely for purposes of performing the work. Tenant shall not be deemed to be “holding over” under Section 20.01 of this Lease if Landlord permits it to continue to perform such work after expiration or earlier termination of the Lease. Nothing herein shall obligate Tenant to incur any costs or expenses or to conduct any investigation, remediation, removal or mitigation of Hazardous Materials that are at, on, in or under the Building, Property or Premises prior to the Lease Term or Hazardous Materials used, stored, generated, managed, disposed of, or released by any person or entity other than Tenant Parties.

25.07                 Landlord agrees to indemnify, defend (with counsel reasonably acceptable to Tenant and at Landlord’s sole cost) Tenant and its members, partners, officers, directors, employees, agents, successors, grantees, and assigns (collectively the “Tenant Group”) from any and all claims, demands, damages, expenses, fees, costs, fines, penalties, suits, proceedings, actions, causes of action and losses of any and every kind and nature, including, without limitation, personal injury, property damage, sums paid in settlement of claims, and for reasonable attorneys’ fees, consultant fees and expert fees arising by reason of the presence or release in violation of Laws of any Hazardous Materials which were in existence at the Premises, Building or Property prior to the date of this Lease.

Section 26.            Miscellaneous.

26.01                 Tenant’s Representatives. The term “Tenant” shall include legal representatives, successors and assigns. All covenants herein made binding upon Tenant shall be construed to be equally applicable to and binding upon its agents, employees and others claiming the right to be in the Premises, on the Property or in the Building through or under Tenant.

26.02                 Pronouns. Feminine or neuter pronouns shall be substituted for those of the masculine form and the plural shall be substituted for the singular, wherever the context shall require. It is also agreed that no specific words, phrases or clauses herein used shall be taken or construed to control, limit or cut down the scope or meaning of any general words, phrases or clauses used in connection therewith.

26.03                 Additional Rent. As used in this Lease “Additional Rent” shall consist of all sums of money, costs, expenses or charges of any kind or amount whatsoever (other than Base Rent) which Tenant assumes or agrees to pay, or which become due and payable by Tenant to Landlord under this Lease. If Tenant fails to pay Additional Rent in its entirety when due, Landlord shall have the same rights and remedies under this Lease as in the case of non-payment of Base Rent. Except as otherwise noted herein, any Additional Rent obligations shall be paid with the next installment of Base Rent.

26.04                 No Offer. This Lease is submitted to Tenant on the understanding that it will not be considered an offer and will not bind the Landlord in any way until Tenant has duly executed and delivered duplicate originals to Landlord and Landlord has executed and delivered one of such originals to Tenant.

26.05                 Joint and Several Liability. If Tenant is composed of more than one signatory to this Lease, each signatory will be jointly and severally liable with each other signatory for payment and performance according to this Lease. The act of, written notice to, written notice from, refund to, or signature of any signatory to this Lease (including without limitation modifications of this Lease made by fewer than all such signatories) will bind every other signatory as though every other signatory had so acted, or received or given the written notice or refund, or signed.

26.06                 No Construction Against Drafting Party. Landlord and Tenant acknowledge that each of them and their counsel have had an opportunity to review this Lease and that this Lease will not be construed against Landlord merely because Landlord has prepared it.

26.07                 Time of the Essence. Time is of the essence with respect to each and every provision of this Lease.

26.08                 No Waiver. The waiver by Landlord of any agreement, condition or provision contained in this Lease will not be deemed to be a waiver of any subsequent breach of the same or any other agreement, condition, or provision contained in this Lease, nor will any custom or practice that may grow up between the parties in the administration of the terms of this Lease be construed to waive or to lessen the right of Landlord to insist upon performance by Tenant in strict accordance with the terms of this Lease. The subsequent acceptance of Rent by Landlord will not be deemed to be a waiver of any preceding breach by Tenant of any agreement, condition, or provision of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent.

26.09                 Limitation on Recourse. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD HEREUNDER) TO TENANT AND ALL TENANT PARTIES SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE BUILDING, AND TENANT, FOR ITSELF AND FOR ALL TENANT PARTIES, AGREES TO LOOK SOLELY TO LANDLORD’S INTEREST IN THE BUILDING, PLUS ANY INSURANCE PROCEEDS RECEIVED BY LANDLORD FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST THE LANDLORD, IT BEING INTENDED THAT NEITHER LANDLORD NOR ANY MEMBER, PRINCIPAL, PARTNER, SHAREHOLDER, OFFICER, AGENT, DIRECTOR OR BENEFICIARY OF LANDLORD (collectively “Landlord’s Representatives”) SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY. No other asset of Landlord, and no asset of any of Landlord’s Representatives (or any past, present or future board member, partner, director, member, officer, trustee, employee, agent, representative or advisor of any of them (each, an “officer”)) or any other person or entity, shall be available to satisfy or be subject to any such judgment. No such Landlord’s Representative, officer or other person or entity shall be held to have personal liability for satisfaction of any claim or judgment whatsoever under this Lease.

26.10                 Estoppel Certificates. At any time and from time to time but within ten (10) days after prior written request by Landlord, Tenant will execute, acknowledge, and deliver to Landlord, promptly upon request, a certificate certifying (a) that this Lease is unmodified and in full force and effect or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification; (b) the date, if any, to which Rent and other sums payable under this Lease have been paid; (c) that no written notice of any default has been delivered to Landlord which default has not been cured, except as to defaults specified in said certificate; (d) that there is no event of default under this Lease or an event which, with notice or the passage of time, or both, would result in an event of default under this Lease, except for defaults specified in said certificate; and (e) such other matters as may be reasonably requested by Landlord, Landlord’s lender, or any future or prospective Lender. Any such certificate may be relied upon by any prospective purchaser or existing or prospective mortgage or beneficiary under any deed of trust of the Property. Tenant’s failure to deliver such a certificate within such time will be conclusive evidence of the matters set forth in it.

26.11                 Severability. If any provision of this Lease proves to be illegal, invalid, or unenforceable, the remainder of this Lease will not be affected by such finding, and in lieu of each provision of this Lease that is illegal, invalid, or unenforceable a provision will be added as a pan of this Lease as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

26.12                 Written Amendment Required. No amendment, alteration, modification of, or addition to the Lease will be valid or binding unless expressed in writing and signed by Landlord and Tenant.

26.13                 Entire Agreement. This Lease, the exhibits and addenda, if any, contain the entire agreement between Landlord and Tenant. No agreements, understandings, promises or representations, except as contained in this Lease, have been made or relied upon by either party hereto in connection with this Lease, the condition or the manner of operating the Premises or the Building.

26.14                 Notice of Landlord’s Default. In the event of any alleged default in the obligation of Landlord under this Lease, Tenant will deliver to Landlord written notice listing the reasons for Landlord’s default and Landlord will have thirty (30) days following receipt of such notice to cure such alleged default or, in the event that the alleged default cannot reasonably be cured within a thirty (30) day period, to commence action and proceed diligently to cure such alleged default.

26.15                 Authority. Tenant and the party executing this Lease on behalf of Tenant represent to Landlord that such party is authorized to do so by requisite action of the board of directors or partners, as the case may be, and agree upon request to deliver to Landlord a resolution or similar document to that effect.

26.16                 Brokers. Landlord and Tenant respectively represent and warrant to each other that neither party has consulted or negotiated with any broker or finder with regard to the Premises except the Broker(s) outlined in the Fundamental Lease Provisions. Landlord and Tenant will indemnify the other against and hold the other harmless from any claims for fees or commissions from anyone with whom either party has consulted or negotiated with regard to the Premises except the Broker(s) named herein.

26.17                 Tenant Access. Throughout the Term, Tenant shall be provided with access to the twenty-four (24) hours a day, 365 days a year, subject to applicable Laws and events of casualty and/or condemnation.

26.18                 Events of “Force Majeure” shall include strikes, riots, acts of God, shortages of labor or materials, war, Law or restrictions and any other cause whatsoever that is beyond the control of Landlord or Tenant. Whenever a period of time is herein prescribed for the taking of any action by Landlord or Tenant, Landlord or Tenant shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to events of Force Majeure. In no event shall Tenant be entitled to assert Force Majeure with respect to the non-timely payment of any monies due Landlord hereunder.

26.19                 Captions. The captions of the various articles and sections of this Lease are for convenience only and do not necessarily define, limit, describe or construe the contents of such articles or sections.

26.20                 Parking.

26.20.1                               During the Lease Term, Landlord agrees to make available to Tenant the parking areas servicing the Building (such area being the “parking area”) on a 24x7 365 days a year basis. The parking area to be provided hereunder shall contain not less than 300 parking spaces for standard sized vehicles.

26.20.2                               Tenant agrees that it and its employees shall observe reasonable safety precautions in the use of the parking area and shall at all times abide by all reasonable rules and regulations promulgated by Landlord. In addition, Tenant’s use of the parking area shall he subject to all applicable Laws.

26.20.3                               Unless caused by Landlord’s material omissions or it negligence, Tenant agrees that the Landlord does not assume any responsibility for, and shall not be held liable for, any damage or loss to any automobiles parked in the parking area or to any personal property located therein, or for any injury sustained by any person in or about the parking area.

26.21                 Tenant agrees to consent to, and to execute and deliver promptly upon each request from Landlord, such reasonable amendments to this Lease as may be necessary to meet the special statutory, regulatory or other bona fide requirements of any bank, insurance company or other institutional lender providing bona fide loans in connection with the Property, provided that such amendments do not increase the Lease Term, nor affect the rate of rental and other obligations, liabilities, duties or responsibilities in any material manner whatsoever to which either Landlord or Tenant is herein committed.

26.22                 Days, Business Days. The term “days,” as used in this Lease, shall mean actual days occurring, including, Saturdays, Sundays and holidays. The term “business days” shall mean days other than Saturdays, Sundays and holidays. If any item must be accomplished or delivered hereunder on a day that it is not a business day, it shall be deemed to have been timely accomplished or delivered if accomplished or delivered on the next following business day.

26.23                 Not Based on Net Income. Landlord and Tenant agree that no rental or other payment for the use or occupancy of the Premises is or shall be based in whole or in part on the net income or profits derived by any person or entity from the Building or the Premises. Tenant will not enter into any sublease, license, concession or other agreement for any use or occupancy of the Premises which provides for a rental or other payment for such use or occupancy based in whole or in part on the net income or profits derived by any person or entity from the Premises so leased, used or occupied. Nothing in the foregoing sentence, however, shall be construed as permitting or constituting Landlord’s approval of any sublease, license, concession, or other use or occupancy agreement not otherwise approved by Landlord in accordance with the provisions of this Lease.

26.24                 Governing Law. This Lease shall be construed and governed by the Laws of the state or jurisdiction in which the Building is located.

Section 27.            Exhibits.

27.01                 The Exhibits referenced in the Table Of Contents of this Lease and as attached hereto are incorporated herein as part of this Lease. Landlord reserves the right to reasonably amend or make additions to both the Construction Rules and Regulations and/or the Building Rules and Regulations from time to time so long as Tenant is not adversely effected in any material manner.

Section 28.            Options to Renew.

28.01                 Provided that the named Tenant herein is still occupying the entire Premises and is not in default of the Lease after notice to Tenant and the expiration of the applicable cure period, either at the time of exercise of this option of upon the commencement of the Extended Term (as hereinafter defined): Tenant shall have the option to renew (herein the “Option to Renew”) the Lease for up to two (2) additional five (5) year terms (each such term being an “Extended Term” and collectively referred to as the “Extended Terms”) on the same terms, covenants and conditions of this Lease except that the triple net Base Rent (net only as to those Landlord Maintenance and Replacement Costs required under Section 6.02 of this Lease to be borne by Landlord) payable by Tenant during each such Extended Term shall be either:

(a)                                 if at the time of Tenant’s exercise of its Option to Renew (which shall be within the time period set forth below) the initial Landlord, Rockside-700 LLC. shall not have previously transferred its interest in the Building to a third party, then the triple net Base Rent shall be the lower of i) the prevailing market rate for comparable leases for life science lab office space in Gaithersburg, Maryland (the “Fair Market Rental”) expressly taking into consideration the size of the Premises, the length of the Extended Term, the creditworthiness of the

Tenant, any concessions available in the market and the absence of additional Tenant Improvements or ii) 1.02 times the then escalated Base Rent for the last year of the Term or

(b)                                 in all other instances, then the triple net Base Rent shall be equal to 90% of the Fair Market Rental expressly taking into consideration the size of the Premises, the length of the Extended Term, the creditworthiness of the Tenant, any concessions available in the market and the absence of additional Tenant Improvements.

If the Fair Market Rental calculation is used and determined as described in either (a) or (b) in the immediately preceding sentence it shall apply to the first Lease Year of the respective Extended Term only. The Base Rent (as same shall be determined and escalated from time to time as set forth herein) shall be escalated annually by 2% during each such Extended Term.

Provided that the aforesaid conditions are met, Tenant may exercise its Option to Renew by giving Landlord irrevocable written notice at least fifteen (15) months but not more than twenty-four (24) months prior to the then applicable Lease Expiration Date. Once Tenant exercises its Option To Renew as set forth above, Tenant may not revoke said notice and shall be deemed to have renewed the lease for the entire particular exercised Extended Term. If Tenant shall fail to timely exercise the aforesaid Option to Renew for the first Extended Term, then and in such event, all rights of Tenant to both Extended Terms hereof shall be of no further force or effect, time being of the essence. If Tenant shall have exercised its Option to Renew for the first Extended Term but fail to timely exercise the aforesaid Option to Renew for the second Extended Term, then and in such event, all rights of Tenant to the second Extended Term hereof shall be of no further force or effect, time being of the essence. Notwithstanding the foregoing, Tenant shall not be entitled to any Allowance during either Extended Term, nor shall Tenant be entitled to any renewal term beyond the second Extended Term. In the event the parties are unable to agree upon the Fair Market Rental for either of the Extended Terms, within thirty (30) days following Tenant’s written notice to Landlord exercising its option, the Fair Market Rental shall be determined by a board of three (3) licensed real estate brokers, one of whom shall be named by Landlord, one by Tenant, and the third selected by the two (2) brokers selected by the Landlord and the Tenant. All of said brokers shall be licensed real estate brokers in the State of Maryland, shall specialize in commercial leasing having not less than ten (10) years’ experience in the specific submarket in which the Building is located and shall be recognized as ethical and reputable within their industry.

The parties agree to select their respective designated brokers within ten (10) days after written request from the other party. The third broker shall be selected within fifteen (15) days after both of the first two (2) brokers have been selected. Within fifteen (15) days after the third broker has been selected all of the brokers shall meet to attempt to agree upon the Fair Market Rental. If they are unable to reach agreement, they shall within said fifteen (15) day period submit in writing the prevailing market rate they deem appropriate and the Fair Market Rental shall be the amount which is the mean between the two (2) closest amounts determined by two (2) of the brokers. Each of the parties shall pay all costs and brokerage fees (if applicable) for the costs of the services of the broker selected by it and the costs and brokerage fees (if applicable) of the third broker shall be divided equally between the Landlord and Tenant. It is understood and agreed by the parties that the determination of the brokers shall be binding upon the parties.

Within ten (10) days of the request of Landlord, Tenant shall execute and deliver an amendment to the Lease memorializing the particular Extended Term and the Base Rent payable during such period.

Section 29.            Roof and Roof Use.

A.                                    Throughout the Term, Landlord shall permit Tenant to install and maintain, subject to applicable Laws and the provisions of this Section 29, a satellite or antenna dish and/or supplemental HVAC units, back-up generators or other Tenant equipment (collectively “Tenant’s Additional Equipment”) on the roof of the Building for Tenant’s use only and at Tenant’s sole cost and expense (“Tenant’s Roof Use”). In addition, Tenant shall be further entitled to locate any one or more of the foregoing within the immediately surrounding site of the Building at the Property (“Tenant’s Site Use”). Tenant’s Roof Use and Site Use is collectively referred to as “Tenant’s Additional

Use”. Landlord agrees not to locate any equipment in the penthouse or roof without Tenant’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.

B.                                    Landlord shall make available to Tenant access to and at a location mutually acceptable to Landlord and Tenant on the roof or within close proximity to the Building at the Property for the construction, installation, maintenance, repair, operation and use of Tenant’s Additional Equipment. Tenant shall screen such installation in a manner mutually acceptable to Landlord and Tenant. Tenant shall be required to remove any such Tenant’s Additional Equipment from the Property at the expiration or other termination of the Term of this Lease, and Tenant shall be required at its sole cost and expense to make all necessary repairs or restoration resulting occasioned by such removal, which obligation shall expressly survive any expiration or termination of this Lease. Tenant shall pay all costs associated with the installation, maintenance, repair, use, insurance and removal of the Tenant’s Additional Equipment.

C.                                    Tenant shall give Landlord reasonable telephonic notice before any entry onto the roof of the Building by Tenant’s agents, employees or contractors, and shall permit Landlord’s agents or employees to accompany Tenant’s agents, employees or contractors on any such entry onto the roof. Except as otherwise hereinafter set forth in this Section 29, Landlord shall not be liable for any claims, losses, actions, damages, liabilities or expenses arising from any satellite or antenna dish or related equipment installed by Tenant on the roof of the Building or at the Property, or the installation, maintenance, repair, use or removal of any of the Tenant’s Additional Equipment, unless caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors.

D.                                    Tenant shall obtain Landlord’s written consent prior to installation of any of Tenant’s Additional Equipment, which consent shall not be unreasonably delayed or withheld, with respect to the type, weight, method of installation and appearance of all such items. Landlord shall be entitled to condition its consent to the installation of such load supports as Landlord may reasonably determine necessary to support the proposed roof-top equipment. Tenant shall provide Landlord with plans and specifications sufficient for such purposes. Tenant will obtain prior to installation, any and all governmental licenses, approvals necessary for the installation, maintenance and use of any equipment installed pursuant to this Section 29. Tenant’s Additional Use shall not in any way conflict with any applicable Laws. Tenant shall indemnify and hold Landlord harmless from and against any and all loss, cost (including reasonable attorney’s fees incurred in defending Landlord), damage or liability arising out of any violation by Tenant’s Additional Use of any applicable Laws.

E.                                     Tenant’s Additional Use shall be exercised: (1) in such manner as will not create any hazardous condition or interfere with or impair the operation of the heating, ventilation, air conditioning, plumbing, electrical, fire protection, life, safety, public utilities or other systems or facilities in the Building; (2) in such a manner as will not unreasonably interfere with Landlord’s operation or maintenance of the Building; (3) at Tenant’s cost, including the cost of repairing any damage to the Building or Property and any personal injury and/or property damage caused by the installation, inspection, adjustment, maintenance, removal or replacement of any of Tenant’s equipment on the roof or areas at the Property and (4) in a manner which will not void or invalidate any roof warranty then in effect with respect to the roof of the Building. Tenant agrees to use Landlord’s designated roof contractor in the event of any work, support system, or penetrations arc required on or to the roof.

To the extent that Tenant shall cause any wiring or cabling (including, without limitation, any and all supporting structures) to be installed, pulled or operated in the Premises (including, without limitation, any telecommunications equipment installed by reason of Tenant’s Additional Use) such wiring or cabling, and supporting structures at Landlord’s option shall be removed, and the Building restored by Tenant at Tenant’s expense upon expiration or earlier termination of this Lease, or as reasonably required by Landlord which obligation shall expressly survive any expiration or termination of this Lease.

Tenant shall cooperate with Landlord in order to enable Landlord to make any required repairs or replacements to the roof, including, without limitation, if necessary relocating any of the Tenant’s Additional Equipment.

Section 30.            OFAC Compliance.

30.01                 Tenant and Landlord each represent and warrant that: (i) such party and each person or entity that (a) directly controls such party or (b) has an ownership interest in such party of twenty-five percent (25%) or more is (x) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”) and (y) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States; (ii) no Embargoed Person has any controlling interest of any nature whatsoever in Tenant; (iii); and (v) each party has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. I et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in such party is prohibited by law or transactions with such party is in violation of law.

30.02                 Each party covenants and agrees: (i) to comply with all requirements of law relating to money laundering. anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect; (ii) to immediately notify the other party in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if such party has a reasonable basis to believe that they may no longer be true or have been breached: and (iii) at the request of the other to provide such information as may be requested to determine such party’s compliance with the terms hereof.

30.03                 Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Lease Term shall be a material default of the Lease. Notwithstanding anything herein to the contrary. Tenant shall use reasonably commercial efforts to not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis). and any such use or occupancy of the Premises by any such person or entity shall be a material default of the Lease except if such default is cured by Tenant within sixty (60) days of Tenant’s actual knowledge of the condition giving rise to the default.

IN WITNESS WHEREOF, Landlord has hereunto executed this Lease by its duly authorized Manager and Tenant has caused its name to be hereunto subscribed and Tenant has hereunto set its hand and seal, or has caused its corporate name to be hereunto subscribed and attested by it duly authorized officer as the case may be as of the day and year first above written.

WITNESS:	LANDLORD:

ROCKSIDE-700 LLC

	By:	ROCK CREEK-QUINCE ORCHARD INVESTORS LLC
a Maryland limited liability company,
its Managing Member

		By:	ROCK CREEK-FUND LLC
a Delaware limited liability company,
its sole member

			By:	Rock Creek-Fund II Manager LLC,
a Delaware limited liability company,
its Managing Member

		By:	/s/ Gary Schlager	(SEAL)
			Name:	Gary Schlager
Authorized Representative

WITNESS:	TENANT:

SUPERNUS PHARMACEUTICALS, INC.,
a Delaware corporation

	By:	/s/ Jack Khattar	(SEAL)
	Name:	Jack Khattar
	Title:	President & CEO

EXHIBIT A

DESCRIPTION OF PREMISES

[Diagram]

EXHIBIT A-1

WORK AGREEMENT — TENANT’S CONTRACTOR TO PERFORM WORK

A.                                    Plans.

1.                                      This Work Agreement shall set forth the obligations of Landlord and Tenant with respect to the preparation of the Premises for Tenant’s occupancy. All improvements shall be constructed by Tenant (the “Tenant Work”) at Tenant’s sole cost and expense in accordance with plans and specifications (the “Tenant Plans”) which shall be approved by Landlord in writing and shall include without limitation the following:

(i)                                     total construction budget (including hard and soft costs),

(ii)                                  Final schematic floor plan and equipment floor plan, together with related information for mechanical, electrical and plumbing design work, showing partition arrangement and reflected ceiling plans (three (3) sets), including without limitation the following information: (a) Floor Plan at minimum 1/4” = 1’0” scale; (b) Elevations; (c) Identification of all materials to be used in the construction of the Premises; (d) Identification and location of any items which would exceed 100 lbs. per sq. ft. loading (i.e., deposit safes and mechanical equipment); (e) Reflected ceiling plan;.

(iii)                               as built plans in CAD format, plus three (3) reproducible sets, and

(iv)                              Final architectural detail and working drawings, finish schedules and related plans (three (3) reproducible sets) including without limitation the following information and/or meeting the following conditions: (a) materials, colors and designs of wall coverings, floor coverings and window coverings and finishes; (b) paintings and decorative treatment required to complete all construction; (c) complete, finished, detailed mechanical, electrical, plumbing and structural plans and specifications for the Tenant Improvements, including but not limited to the fire and life safety systems and all work necessary to connect any special or non-standard facilities to the Building’s base mechanical systems; (d) all final drawings and blueprints must be drawn to an appropriate scale as determined by the Landlord.

2.                                      Landlord shall not be required to perform any work in connection with this Lease except as noted in the Landlord Base Building Scope of Work.

3.                                      Any architect or designer acting for or on behalf of Tenant shall be deemed to be Tenant’s agent and authorized to bind Tenant in all respects with respect to the design and construction of the Premises.

B.                                    Construction.

1.                                      Selection of General Contractor. Once Landlord has approved the Tenant Plans. Tenant shall select the contractor (“Contractor”) which will undertake construction of the Tenant Work.

2.                                      Construction By Contractor. In undertaking the Tenant Work, the Contractor shall comply with the following conditions:

(a)                                 No work involving or affecting the Building’s structure or the plumbing, mechanical, electrical or life/safety systems of the Building shall be undertaken without (i) the prior written approval of Landlord, in its sole discretion, (ii) compliance by Tenant and the Contractor with the insurance requirements set forth below; and (iii) compliance by Tenant and the Contractor with all of the terms and provisions of this Work Agreement;

(b)                                 Prior to the initiation of any of the Tenant Work, Tenant or Contractor shall post a performance bond or provide to Landlord other evidence satisfactory to Landlord, in its sole discretion, of the Contractor’s ability to finish the Tenant Work;

(c)                                  The Tenant Work shall be done in strict conformity with (i) the final approved “tenant Plans; (ii) all applicable codes and regulations of governmental authorities having jurisdiction over the Building and the Premises; (iii) valid building permits and other authorizations from appropriate governmental agencies. Any work not acceptable to the appropriate governmental agencies shall be promptly replaced at Tenant’s expense. Notwithstanding any failure by Landlord to object to any such work, Landlord shall have no responsibility therefore; and

3.                                      Insurance Requirements.

(a)                                 The Contractor shall not commence the Tenant Work until it has obtained all the insurance required hereunder from insurance companies which are licensed to do business in the jurisdiction in which the Building is located have an AM Best Rating of A-VII or higher and have been approved by Landlord, nor shall the Contractor allow any subcontractor to commence any portion of the Tenant Work until all insurance required of the subcontractor has been so obtained and approved. The Contractor and each subcontractor shall maintain all insurance required under this subparagraph until final acceptance of the Tenant Work. The following are the minimum insurance coverages:

(1)                                 Worker’s Compensation and Employer’s Liability Insurance:

Worker’s Compensation - Statutory amounts and coverage as required by Law.

Employer’s Liability - $500,000.00 per occurrence or statutory amounts whichever is higher.

(2)                                 Commercial General Liability Insurance on a per project basis.

Public Liability: Including Premises/Operations, Elevator, Products, Completed Operations, Contractual Coverage, Independent Contractor’s Liability, Broad Form Property Damage and Personal Injury with policy naming Tenant as additionally insured. One Million Dollars $1,000,000 per occurrence and Two Million Dollars $2,000,000 aggregate.

Bodily and Personal Injury Liability and Property Damage Liability: Including XCU (Explosion, Collapse and Underground Damage). One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) aggregate

(3)                                 Comprehensive Automobile Liability Insurance: Including owned, non-owned, and hired vehicles. One Million Dollars ($1,000,000.00) combined single limit.

(4)                                 Umbrella Liability Policy of Ten Million Dollars ($10,000,000) per occurrence and aggregate limit shall be on a per project basis.

(5)                                 Builder’s risk insurance in an amount not less than the Allowance and the anticipated additional amount to be incurred by Tenant for the Tenant Work with Landlord being named as an additional named insured thereon.

(b)                                 True copies of all policies specified shall be made available to the Landlord for inspection upon the Landlord’s request. Certificates of insurance shall be filed with the Landlord and Tenant. Any certificate filed with the Landlord or Tenant which shall be found to be incomplete or not according to form, will be returned as unsatisfactory. Rejected certificates of insurance shall be corrected as necessary and resubmitted until approved.

(c)                                  Each insurance policy shall contain un endorsement stating that the insurance company will not, prior to the completion of the Tenant Work or any policy expiration date shown on the policy and certificate, whichever occurs first, terminate the policy or change any coverage therein without first mailing to the Landlord and Tenant, by registered mail, written notice of such action at least thirty (30) days prior to the termination indicated.

(d)                                 Contractor shall agree and will require each subcontractor to agree to assist in every manner possible in the reporting and investigation of any accident, and upon request, to cooperate with all interested insurance carriers in the handling of any claim by securing and giving evidence and obtaining the attendance of witnesses as required for any claim or suit.

(e)                                  Failure to secure the insurance coverages, or failure to comply fully with any of the insurance provisions of this Work Agreement, or failure to secure such endorsements on policies as may be necessary to carry out the terms and provisions of the construction contract, shall in no way act to relieve Contractor from obligations of the construction contract.

(f)                                   The Commercial General Liability, Automobile Liability and Umbrella Liability policies shall name Landlord and Mortgagee, if any, as an additional insured.

(g)                                  Depending on the scope of work to be performed at the Premises, Landlord shall have the right to require increased limits or broader coverages as Landlord reasonably deems appropriate.

(h)                                 Contractor, and any subcontractors, shall obtain a waiver of subrogation in NAME of Landlord.

(i)                                     Contractor and any subcontractors insurance shall be on a primary not contributory basis.

4.                                      Permits and Licenses. Unless otherwise directed by Landlord in writing, Tenant shall procure, at Tenant’s sole cost and expense, all permits and licenses deemed necessary to undertake the Tenant Work and, upon completion of the Tenant Work, to occupy the Premises.

5.                                      Inspection. Landlord is authorized to make such inspections of the Premises during construction as it deems necessary or advisable.

6.                                      Indemnification by Tenant. Tenant shall indemnify Landlord and hold it harmless from and against all claims, injury, damage or loss (including attorneys’ fees) sustained by Landlord as a result of the undertaking by Tenant and the Contractor of the Tenant Work in the Premises.

7.                                      Tenant’s Agent. Frank Mottola is hereby designated to act as Tenant’s agent for purposes of making all required design and cost decisions relating to the Premises and to authorize and execute any and all documents, the Commencement Date Certificate, and all work letters or other writings and changes thereto needed to effect this Work Agreement, and any and all changes, additions or deletions to the work contemplated herein, and Landlord shall have the right to rely on any documents executed by such authorized party.

EXHIBIT A-2

Building Shell Renovation

PROJECT DESCRIPTION:

Adaptive Reuse of the existing approx. 165,000 sq. ft. Office/Light Manufacturing Building to a renovated approx. 120,000 sq. ft. Office/Lab Facility over a 1 Story, Parking Garage containing approx. at least 300 spaces. Project includes Exterior and Interior Renovation of Building Shell and associated Site Improvements. The proposed building shell renovation package and associated schematic plans are based on current program and design information.

CODE COMPLIANCE:

Landlord, at Landlord’s sole cost and expense shall modify the building’s shell and systems so they meet all applicable codes and ordinances for Tenant’s planned use including, but not limited to: fire and life safety, MEP, security, elevator, ingress / egress, LEED in accordance with the following:

•                  Building Code: IBC 2015.

•                  Use Group per IBC: B Business / S2 Storage Separated Mix Use

•                  Construction Type per IBC: 2B, Non-combustible, Unprotected

•                  Automatic Sprinklers, NFPA 13, Light Hazard throughout, except Ordinary Hazard in Storage Areas.

•                  Existing First Floor Sprinklers to be converted to Dry System within Parking Garage. Portion of existing First Floor Sprinklers within Lobby and Utility Rooms to be altered as required by proposed Renovation layouts.

•                  Existing 2nd and 3rd Floor Sprinklers to be upturned in Tenant Shell areas. Portion of existing 2nd and 3rd Floor Sprinklers within Central Toilets to be altered as required by proposed Renovation layouts. All other Base Building Sprinklers in spaces not scheduled for renovation are to remain unchanged.

SITE WORK:

Existing Site Improvements:

•                  Main Entrance Driveway and Parking south of the building to be altered per Civil Engineering Plans

•                  Driveway and Parking west of the building are to be altered per Civil Engineering Plans

•                  Green Area and Planting east of the building is to be cleared for new Parking Lot

Proposed Site Improvements:

•                  New parking Lot north of the building

•                  New Dumpster Enclosure and access sidewalk north of the building

•                  New parking Lot and Garage Entrance cast of the building

•                  New parking deck if necessary to achieve minimum parking counts defined in “parking area”

BUILDING EXTERIOR:

Existing Exterior Envelope:

•                  Face Brick on CMU non-bearing exterior walls on Floors 1, 2 and 3

•                  Face Brick on CMU bearing exterior walls on Penthouse and Stair Towers

•                  Aluminum Entrances and Storefronts with Insulating Glass

•                  Unballasted Single-Ply Roofing

Proposed Exterior Envelope:

•                  Paint all Face Brick exterior walls on Floors 1, 2 and 3

•                  Paint all Face Brick exterior walls on Penthouse and Stair Towers

•                  Aluminum Entrances and Storefronts with Insulating Glass to remain except where new Curtainwall Entrances and Louvers are indicated

•                  New Glazed Aluminum Curtainwall at Main Lobby Entrance and Secondary South Entrance on 2nd Floor to replace existing storefronts

•                  New Garage Ventilation Louvers to partially replace Storefronts on the 1st Floor

•                  New roofing systems - specification to be determined

•                  New Loading Dock Roll-up Doors on north facade

•                  New Garage Entrance Roll-up Grille on west facade

•                  2nd & 3rd floor windows/slab/skin altered and windows REPLACED

STRUCTURAL SYSTEM

Existing Structural System:

•                  Cast-in-place Concrete Building Frame and post-tensioned floors including Penthouse

•                  Steel Joist -framed Roof Steel Deck at Main Roof Level outside of the Penthouse area

•                  Steel Joist -framed Roof Steel Deck on Penthouse and Stair Towers

•                  Floor-to-floor Height: 15’-0”

•                  First Floor approximate ceiling height is 9’-10” and 14’-2” clear height to bottom of structure

•                  Second Floor approximate ceiling height is 9’-10” and 14’-2” clear height to bottom of structure

•                  Third Floor approximate ceiling height is 9’-5” and 13’-11” clear height to bottom of structure

Proposed Structural System:

•                  Cutting and Patching of the existing 1st Floor concrete slab on grade as required for Garage Floor Drainage piping installation

•                  Concrete Topping over entire First Floor Slab on-grade as required for Garage Floor Drainage and adjustment of floor levels in adjacent spaces.

•                  New Steel-framed Entrance Canopies

•                  New Steel lintels and wall supports at enlarged exterior wall openings for new Curtainwall, Garage Entrance and Loading Dock

•                  Partial replacement of Penthouse walls if required for large Mechanical Equipment replacement

BUILDING INTERIOR

Existing Interior Common Areas:

•                  First Floor Building Lobby and Vestibule to be gutted as required for renovation

•                  2nd and 3rd Floor Elevator Lobbies to be gutted to Shell Level

•                  Two Passenger Elevator Cab Finishes to be gutted as required for renovation

•                  Service Elevator Cab to remain unchanged.

•                  Concrete and Steel Stairways and Landings to remain except for removal of all carpet, railings and handrails as scheduled for renovation

•                  1st Floor MPE Utility Rooms in the Central Core and North and South Towers to be demolished as required for Garage conversion.

•                  2nd and 3rd Floor MPE Utility Rooms in the Central Core and North and South Towers to remain except for removal of doors scheduled to be replaced

•                  1st Floor Toilets and Janitors Closets in the Central Core and North and South Towers to be demolished as required for Garage conversion.

•                  2nd and 3rd Toilets and Janitors Closets in the Central Core to be gutted as required for renovation

•                  2nd and 3rd Toilets and Janitors Closets in North and South Towers to be gutted for Storage Rooms or optional Restrooms by Tenant.

Proposed Interior Common Areas:

•                  First Floor Building Lobby and Vestibule to be reconstructed with new demising partitions, new interior storefront and doors, new ceramic tile flooring and walk-off mats, new ceramic wall tile and stone finishes, new drywall ceiling with new lighting, stainless steel clad Elevator Hoistway Entrances, new Reception/Security Station, new Building Directory, Built-in TV units, Interior Plants and Lounge Seating

•                  All 1st Floor Elevator Hoistway Entrances to be raised to meet new floor elevations (approximately 7 inches)

•                  2nd and 3rd Floor Elevator Lobbies to be gutted to Shell Level with patched and primed gypsum board walls, exposed concrete floor, temporary lighting and no ceiling.

•                  Two Passenger Elevator Cabs to receive new decorative metal and glass panels side and rear wall finishes, new stainless steel handrails, new tile carpet floor and new stainless steel ceiling panels with recessed lighting fixtures.

•                  Service Elevator Cab to remain unchanged except for new protective pads.

•                  Stairways to receive new flooring, new paint on walls and ceilings and new railings and handrails

•                  2nd and 3rd Floor MPE Utility Rooms in the Central Core and North and South Towers to receive new Solid-Core Wood Doors with Transparent Finish including new Hardware. Existing HM frames to be re-used and painted.

•                  2nd and 3rd Toilets and Janitors Closets in the Central Core to reconfigured with new Vestibules, replaced and new Toilet Stalls meeting ADA requirements, new vanity tops, new mirrors, new porcelain tile and Vinyl Wall Covering wall finishes, new porcelain tile flooring, new gypsum board and acoustic panel ceiling finishes, new Solid-Core Wood Doors with Transparent Finish including new Hardware and painted IIM frames, new plumbing and lighting fixtures and new HVAC diffusers and grilles.

•                  2nd and 3rd Toilets and Janitors Closets in North and South Towers to be gutted for Storage Rooms or optional Restrooms by Tenant.

Existing Tenant Areas:

•                  All 1st Floor existing Tenant Interior Build-out to be gutted in its entirety as required for conversion to a Parking Garage

•                  All 2nd and 3rd Floor existing Tenant Interior Build-out to be gutted in its entirety to a Tenant Shell Level except for Sprinklers and HVAC trunk ductwork. Plumbing Demolition to include all existing Fixtures and Piping within Tenant Kitchens, former Labs and Break Rooms with Piping Risers to be capped for future re-use. Electrical Demolition to include all existing Tenant Lighting fixtures and Power wiring back to Floor Panels. Fire Alarm to be demolished to the extent required for the Shell permit.

Proposed Tenant Areas:

•                  Exposed Concrete Floors, cleared of any residual flooring adhesives and setting materials

•                  Tape/Spackle Perimeter Gypsum Board Walls

•                  No Ceiling Grid and Panels (Future Acoustical Ceiling Height approximately 10’-0”)

•                  Main Supply HVAC Ducts and temporary freeze protection

•                  Main Return HVAC Ducts and Risers for future Ceiling Plenum Return System

•                  Upturned Sprinklers for future alterations by Tenant

•                  Temporary Lighting and Fire Alarm as required for Shell Permit

HVAC SYSTEM RENOVATIONS

Proposed General Alteration Scope:

•                  The existing ductwork main trunks are to be cleaned and reused to the extent possible; including the existing air devices (registers and grilles).

•                  Supply and return duct risers to be capped and sealed at the first floor ceiling.

•                  All Carrier Moduline terminal units, associated controls, and wiring and control tubing to be removed up to the main trunk on 2nd and 3rd floor. Entire mechanical system on the first floor to be removed in its entirety.

•                  All perimeter electric baseboard heaters, associated controls and wiring to be removed.

•                  All pneumatic controls to be removed, including, control panels, pneumatic tubing, dampers, valves, etc. The control system shall be replaced with an electronic direct digital control (DDC) system with common computer front end BAS for entire building including lighting.

•                  Provide new VAV terminal units on the second and third floor. Perimeter VAV boxes shall be fan powered type, interior zones shall be shut-off type. All VAV boxes shall be with electric reheat coil and sized for approximately 1,000 sf per box. Total of 100 new VAV boxes will be specified (50 fan powered and 50 shut off).

•                  Clean recently replaced cooling tower.

•                  Insulate all ductwork to match new code requirements

•                  Add garage ventilation system on the first level including two (2) 36,000 cfm propeller exhaust fans with VFD drives and a 2,400 cfm propeller fan to run continuously. Please note that the sizing of the garage ventilation fans will be based on ASHRAE 62.1 not the IMC because the project will pursue LEED Certification. The air intake for the garage will be through the coiling door with 80% free open area. The Entire garage ventilation system will be controlled with CO sensors.

•                  Add independent ductless split system for the first-floor foyer.

•                  Add the toilet exhaust into BAS.

•                  Replace chilled water pumps and size them for new building load. Pumps shall be operated with

•                  VFD motors.

•                  Commission entre building HVAC system.

Proposed HVAC System Upgrade:

•                  System Upgrade includes removal of entire penthouse HVAC system including chilled water plant, chillers, pumps, AHUs and associated fans, coils etc. Two (2) new 125 ton water cooled 50,000 cfm packaged VAV units will be installed within existing air handling unit envelope.

•                  Existing cooling tower will remain and new condenser water pumps will be installed. Additional stand by cooling tower pump will be added.

•                  New package water cooled AHUs will be VAV type with VFD driven supply and return fans and natural gas preheat coil manufactured by Engineered Air, Mammoth or similar manufacturer.

ELECTRICAL SYSTEM RENOVATIONS

Existing Conditions:

•                  The existing electrical distribution system is fed by a 13.8 KV utility service feeder. A mid-voltage switchgear provides two circuits to two separate switchboards, each rated at 2500A, 480Y/277V, via two 2000KVA step down transformers.

•                  The building power distribution is divided in two risers, with approximately 60% of transformers and panels are located in four electrical closets/rooms on the first floor.

•                  The existing Fire Alarm system is antiquated, and Fire alarm devices should be replaced per current ADA and NFPA requirements.

Proposed Alterations:

•                  First Floor Alteration includes relocation of main three step-down transformers to second floor. Three 277/480v distribution panels (HDP1, HDP2, and HDP3) and 120/208V branch panels also will be relocated to second floor.

•                  All essential loads at the first floor level will be re-circuited and re-fed from the relocated panels. The required garage and exterior lighting loads, IIVAC, and motor loads will be spliced and extended to the second floor distribution panels.

•                  The existing mid-voltage service remains at the Penthouse level.

PRELIMINARY INDEX OF FINISHES

Entrance Pier Stone Accents	Luck Stone Center “Virginia Ledgestone”
Entrance Patio Tile Pavers:	Provenza Q-STONE MINIMAL Day Strutturato
Aluminum Entrance Doors:	Kawneer “Medium Style 350 Series”
Aluminum Vestibule Storefront:	Kawneer “Trifab VG 450 Series”
Aluminum Curtainwall Entrances:	Kawneer “1600 Wall System 2”
Curtainwall Insulating Glass:	Guardian “SUNGUARD High Performance AG43 - Crystal Grey”
Entrance Canopy Fascia / Soffit:	3A Composites USA, Inc. “Alucobond”
Entrance Floor Mats:	Mattworks Mirage Series, Diamond II Pattern
Entrance Flor Grilles:	C/S Group “FLOROMETRY 101”
Lobby Floor Tile:	Provenza Q-STONE MINIMAL Day Natural
Lobby Wall Tile:	Venis - Irish Blanco
Lobby Wall Natural Stone:	Luck Stone Center “Virginia Ledgestone”
Lobby Gypsum Ceiling Paint:	Sherwin Williams SW “Pro Mar 200” Zero VOC Latex Egg Shell
Lobby Reception Millwork:	Formica Group “ColorCore 2 - White #949”
Lobby Reception Back-lit Glass:	Forms & Surfaces “Lightplane Panels - ViviStone Cream Onyx”
Elevator Floor Carpet Tile:	Mannington Commercial “Take Back - Convert 1419”
Elevator Metal Wall Panels:	Rigidized Metals.Corporation “Ribbed 6SL”
Elevator Glass Wall Panels:	Pulp Studio “ PinCAB” Series
Elevator Ceiling Panels:	3A Composites USA, Inc. “Alucobond”
Elevator Handrails:	Custom Stainless Steel
Toilet Floor Tile:	Urbatek MAX Grey Nature
Toilet Wall Tile:	Urbatek MAX Beige Lappato
Toilet Vinyl Wall Covering:	Koroseal “Sanitas - Fine Line”
Toilet Acoustical Ceiling Panels:	Armstrong “OPTIMA Square Tegular 3251”
Toilet Acoustical Ceiling Grid:	Armstrong “Suprafine ML”
Toilet Gypsum Ceiling Paint:	Sherwin Williams SW “Pro Mar 200” Zero VOC Latex Egg Shell
Toilet Marble Threshold:	Stone Source “Stellar White”
Toilet Marble Vanity Top:	Stone Source “Stellar White”
Toilet Compartments:	Bobrick “HPL Metro” Series
Toilet Accessories:	Bobrick “Contura” Series
Automated Soap Dispenser:	Delta Faucet Company, “DESD-550”
Warm-air Dryer:	Dyson “Airblade V”
Automated Paper Towel Dispenser:	Georgia-Pacific Professional, “enMotion 59466”
Stairways Floor Carpet:	Shaw Contract Group “OPENWORK - Inlay” 5A193
Stairways Vinyl Wall Base:	Johnsonite “Traditional” Series, colors TBD
Stairways Rubber Stair Treads:	Johnsonite “Solid” Series, colors TBD
Stairways Wall Paint:	Sherwin Williams SW “Pro Mar 200” Zero VOC Latex Flat
Stairways Gypsum Ceiling Paint:	Sherwin Williams SW “Pro Mar 200” Zero VOC Latex Egg Shell
Stairways Railings Paint:	Sherwin Williams SW “Pro Mar 200” Alkyd Semi-Gloss
Interior Flush Wood Doors:	Mohawk Doors “Architectural Series FSC PC-5 and FD-5”
Plain-sliced Select White Birch with “Premium 2000” finish

EXHIBIT B

CONSTRUCTION RULES AND REGULATIONS

1.                                      Tenant will obtain all necessary permits (at Tenant’s expense) prior to the start of any work subject to the terms of the Work Agreement; topics of all such permits shall be delivered to Landlord promptly following receipt and prior to commencing the Work.

2.                                      Tenant and/or the general contractor will post the building permit on a wall of the construction site while work is being performed.

3.                                      Public area corridors, carpet, elevator cabs and flooring are to be protected by durable runners or a series of walk-off mats in the main Building lobby, elevator and all corridors leading to the Premises under construction, if applicable.

4.                                      Additional walk-off mats are to be provided at all interiors and exterior entrance doors. Elevator pads and protective floor coverings shall be used at all times to protect all other common areas, if any.

5.                                      Contractors will remove their trash and debris daily after 6:00 p.m. or before 8:00 a.m. and Contractor shall not use the elevator(s) to haul any materials between 8:00 a.m. to 6:00 p.m. Monday through Friday or 9:00 a.m. to 2:00 p.m. Saturday,. Building trash containers are not to be used for construction debris. Landlord reserves the right to bill Tenant for any cost incurred to clean up debris left by the general contractor or any subcontractor. Further, the building staff is instructed to hold the driver’s license of any employee of the contractor while using the freight elevator to ensure that all debris is removed from the elevator. Landlord’s prior written approval must be obtained for all dumpsters.

6.                                      No utilities (electricity, water, gas, plumbing) or services to the tenants or Building are to be cut off or interrupted without first having requested, in writing, and secured, in writing, the permission of Landlord or Landlord’s Agent.

7.                                      No electrical services are to be put on the emergency circuit, without specific written approval from Landlord.

8.                                      When utility meters are installed, the general contractor must provide the property manager with a copy of the operating instructions for that particular meter.

9.                                      Contractors or personnel will use the loading area designated by Landlord for all deliveries and will not use the loading area for vehicle parking.

10.                               Landlord is to be contacted by Tenant when work is completed for inspection. All damage to the Building will be determined at that time and all costs to repair any damage will be payable by Tenant as Additional Rent per the Lease.

11.                               All key access, fire alarm work, or interruption of security hours must be arranged (at least 48 hours to the scheduled work) with the Landlord’s building engineer or Agent.

12.                               All workers are required to wear personal protective equipment and a shirt, shoes, and full length trousers.

13.                               Public spaces — corridors, elevators, bathrooms, lobby, etc. — must be cleaned immediately after use. Construction debris or materials found in public areas will be removed at Tenant’s cost.

14.                               All construction materials or debris must be stored within the project confines or in an approved lock-up.

15.                               There will be no alcohol or controlled substances allowed or tolerated on the Property.

16.                               The general contractor and Tenant shall be responsible for all loss of their materials and tools and shall hold Landlord harmless for such loss and from any damages or claims resulting from the work.

17.                               Contractors must strictly follow all applicable laws.

18.                               All work shall be coordinated with the Landlord’s Agent.

19.                               No work shall be commenced until after Landlord has approved contractor and contractor’s insurance certificates.

20.                               Any dirt or debris caused by contractors outside the Premises must be promptly cleaned

21.                               So as to assure compliance with the applicable roof warranty, no one, other than Landlord’s approved contractor shall be on the roof or do any type of work affecting the roof unless so specified in writing from the Landlord. The cost of such work shall be borne by Tenant.

22.                               Tenant shall not attach or cause to be attached to any wall or structural member any equipment that may, by virtue of its size or weight, cause structural damage. Tenant shall not exceed a loading as set forth in the plans and specifications for the floor of the Center and shall not do anything that might in any way affect the structural integrity of the building.

23.                               Should Tenant’s interior partitioning cause changes or alteration in the fire protection sprinkler system, such changes and alterations shall be made by Landlord’s contractors at Tenant’s expense.

24.                               If required by any applicable statute, law, regulation and/or ordinance or if appropriate, as determined by Landlord, a smoke and/or heat detector shall be installed in Tenant’s space, at Tenant’s expense. The smoke and/or heat detector shall be connected to the central system if such control system is available by Landlord’s contractor at Tenant’s expense.

25.                               Tenant expenses incurred by Landlord shall be paid immediately upon receipt of invoice from Landlord and shall be delinquent if not paid within five (5) days. Late charges, interest and collection expenses on delinquent payments shall be charged to Tenant in the manner set forth in the Lease for delinquent payments of rent.

EXHIBIT C

BUILDING RULES AND REGULATIONS

1.                                      No awnings or other projections shall be attached to the outside walls or windows of the Building. No curtains, blinds, shades, or screens (other than those furnished Landlord as part of Landlord’s Work) shall be attached to or hung in, or used in connection with, any window or door of the Building or the space demised to any tenant if visible from the exterior. If consent is given by Landlord for any shades or draperies, the surface facing outside the Building shall be in accordance with a color scheme approved by Landlord.

2.                                      No sign, advertisement, object, flag, numbers, notice, symbol or lettering shall be exhibited, inscribed, painted or affixed on any part of the outside or inside of the Building visible from the exterior of the Building.

3.                                      No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building without prior written consent of the Landlord.

4.                                      The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances (including, without limitation, coffee grounds) shall be thrown therein. All damage resulting from any misuse of the plumbing fixtures shall be borne by the tenant who, or whose agents, employees, visitors, licensees, contractors or suppliers’ shall have caused such damage.

5.                                      No tenant, nor any of its agents, employees, visitors, licensees, contractors, or suppliers shall at any time bring or keep upon the Premises any inflammable, combustible or explosive fluid, chemical or substance, that is not in compliance with all applicable regulatory authorities, current and future, and tenant shall obey fire regulations and procedures governing the Building.

6.                                      No bicycles or vehicles of any kind shall be brought into or kept in or about the leased space or the Building, with the exception of the parking. No cooking shall be done or permitted by tenant in the leased space, without the prior written consent of the Landlord, provided, however, that the heating, refrigerating and preparing of beverages and light snacks and light meal preparation, and meals for occasional events shall be permitted if there are appropriate facilities and equipment for such purpose.

7.                                      No tenant shall make, or permit to be made, any unseemly or disturbing noise or disturb or interfere with neighboring buildings whether by the use of any musical instrument, radio, television set, or other audio device, unmusical noise, whistling, singing, or in any other way. Nothing shall be thrown out of any doors, windows, skylights, or down any passageways or stairs.

8.                                      No additional locks shall be placed upon any doors or windows of the leased space, nor any changes made in the existing locks or the mechanism thereof and Landlord shall be provided with copies of all keys for any door(s) within the Premises with locking capability, but agrees not to enter the Premises without an escort unless in the case of emergency. Doors opening onto public corridors from leased space shall be kept closed during business hours. All door keys whether furnished by Landlord or otherwise procured for offices and bathrooms shall be delivered to Landlord upon termination of the tenancy. Notwithstanding the forgoing, Landlord acknowledges that should it or any of its representatives leant information, purposefully or by accident, while within the Premises or otherwise, that certain of the Information may be material information about Supernus or its affiliates that has not yet been disclosed to the public. Accordingly, Landlord and its representatives agree to comply with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) and laws and regulations imposed in other jurisdictions including those relating to insider trading, as it relates to said information. Further, Landlord understands and agrees that should it or its representatives, be in possession of such material, non-public information about Supernus or its affiliates, that it and its representatives must not trade in Supernus’ securities on their own behalf or on the behalf of others while in possession of any such material, non-public information or communicate such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell Supernus securities in reliance upon such information.

9.                                      All moving of safes, freight, furniture or bulky matter of any description, to and from the leased space, shall only take place in the elevator at times during which the elevator protective padding is in place within the elevator, passageways or stairs. There shall not be used in any space, or in the public halls of the Building, either by the tenant or by jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and sides guards.

10.                               No tenants shall use or occupy or permit any portion of the space demised to such tenant to be used or occupied as an employment bureau or for the storage, manufacture, or sale of liquor, narcotics or drugs. No tenant shall engage or pay any employees in the Building, except those actually working for such tenant, nor advertise for laborers giving an address at the Building.

11.                               No space demised of any tenant shall be used, or permitted to be used, for lodging or sleeping any illegal purpose.

12.                               The requirements of tenants will be attended to only upon application at the office of Landlord. Building employees shall not be required to perform, and shall not be requested by any tenant to perform, any work outside of their regular duties, unless under specific instructions from the office of Landlord or the Building Management.

13.                               Canvassing, soliciting, and peddling in the Building are prohibited.

14.                               No animals of any kind shall be brought into or kept about the Building by any tenant other than service animals.

15.                               Safes and other heavy metal objects shall not be positioned or installed by any tenant until size and location arc approved in writing by the Landlord.

16.                               No tenant shall remove, alter or replace the Building Standard ceiling light diffusers in any portion of the leased space without the prior written consent of Landlord.

17.                               Except for purposes of emergency, notices, posters, or advertising media will not be permitted to be affixed on the exterior of the Building without Landlord’s prior written consent.

18.                               Tenant shall immediately notify the Building Management of any, “building sickness”, fire or disorder which comes to its attention in the Property.

19.                               Tenant shall store and manage all Hazardous Materials at the Premises in accordance with the requirements of Section 25 of the Lease.

20.                               Landlord’s employees are prohibited as such from receiving any packages or other articles delivered to the Building for Tenant and that should any such employee receive any such packages or articles, Tenant agrees that the employee shall do so only as the agent of Tenant and not of Landlord.

21.                               For purposes of these Rules and Regulations the Building Management shall mean the duly designated representative of Landlord to manage the Building.

22.                               There shall be no smoking in the Building or on any land associated with the Building or property surrounding the Building.

EXHIBIT D

COMMENCEMENT DATE CERTIFICATE

This Commencement Date Certificate is entered into by Landlord and Tenant pursuant to Section 2.02 of the lease.

1.                                      DEFINITIONS. In this certificate the following terms heave the meanings given to them:

(a)                                 Landlord:                                          Rockside-700 LLC

(b)                                 Tenant:                                                     Supernus Pharmaceuticals, Inc.

(c)                                  Lease:                                                            Lease Agreement dated              between Landlord and Tenant.

2.                                      CONFIRMATION OF LEASE COMMENCEMENT: Landlord and Tenant confirm that notwithstanding anything in the Lease to the contrary, the Lease Commencement Date is                , the Rent Commencement Date is                and the Lease Expiration Date is                .

Landlord and Tenant have executed this Commencement Date Certificate as of the dates set forth below.

WITNESS:	LANDLORD:

ROCKSIDE-700 LLC

	By:	ROCK CREEK-QUINCE ORCHARD INVESTORS LLC
a Maryland limited liability company,
its Managing Member

	By:	ROCK CREEK-FUND LLC
a Delaware limited liability company,
its sole member

		By:	Rock Creek-Fund II Manager LLC,
a Delaware limited liability company,
its Managing Member

	By:		(SEAL)
Name:
Authorized Representative

TENANT:

SUPERNUS PHARMACEUTICALS, INC.,

	By:		(SEAL)
Name:
Title:

EXHIBIT E

LIST OF HAZARDOUS MATERIALS

1.                                      Acetic Acid, Glacial

2.                                      Acetone

3.                                      Acetonitrile

4.                                      Alcohol, Anhydrous Reagent

5.                                      Ammonium Hydroxide

6.                                      Chloroform, 99.8+%

7.                                      Cyclohexane

8.                                      Ethyl Acetate

9.                                      Heptane

10.                               Hexanes (95% n-hexane)

11.                               HYDRANAL®- Composite 2

12.                               HYDRANAL® - Methanol Dry

13.                               Hydrochloric Acid, 36.5 — 38.0%

14.                               Isopropyl Alcohol

15.                               Methanol

16.                               Methyl Tert-Butyl Ether

17.                               Methylene Chloride

18.                               Nitric Acid

19.                               Phosphoric Acid

20.                               Propanol

21.                               Sodium hydroxide

22.                               Sulfuric Acid

23.                               Trifluoro-acetic Acid